Exhibit 4.32

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY

SIMPLE CREDIT AGREEMENT

from date

october 17, 2024,

celebrated by

Murano PV, S.A. de C.V.,
As Borrower,

Elias Sacal Cababie
and
Marcos Sacal Cohen,
As Joint Obligors,

and

National Finance, National Credit Society, Development Banking Institution,
As Lender

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
INDEX
List of Attachments	3
DECLARATIONS	4
CLAUSES	13
FIRST. Definitions and Rules of Interpretation.	13
SECOND. Simple credit opening.	32
THIRD. Disposition of credit.	33
FOURTH. The destination of the credit.	35
FIFTH. Amortization of credit.	35
SIXTH. Commissions.	36
SEVENTH. Ordinary interests.	36
EIGHTH. Delinquent Interests.	38
NINTH. Voluntary and Mandatory Advance Payments.	38
TENTH. Place and method of payment.	40
FIRST TENTH. Joint Obligation.	41
TWELFTH. Obligations to do.	42
THIRTEENTH. Obligations not to do.	53
FOURTEENTH. Suspensive conditions for the signing of this Agreement and the provisions of the credit.	56
TENTH FIFTH. Early Maturity Causes.	62
SIXTEENTH. Illegality; increase in costs.	65
SEVENTEENTH. Assignments.	66
EIGHTH TENTH. Compensation.	67
NINTH TENTH. Credit Information; Confidential Information.	68
TWENTIETH. Executive Title.	69
TWENTY-FIRST. Notifications and Notices.	69
TWENTY-SECOND. Applicable Laws.	70
TWENTY-THIRD. Jurisdiction.	70
TWENTY-FOURTH. Costs and expenses.	71
TWENTY-FIFTH. Indemnification.	71
TWENTY-SIXTH. Modifications and Disclaimers.	72
TWENTY-SEVENTH. Restriction and denunciation.	72
TWENTY-EIGHTH. Financial Crime Risk Management.	72
TWENTY-NINTH. Copies.	73
THIRTIETH. Headings.	73
THIRTY-FIRST. Attachments.	73
THIRTY-SECOND. Fortuitous Event and Force Majeure.	73

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
List of Attachments

Annex “A”	Existing indebtedness of the Borrower and existing indebtedness of the Joint Obligors

Annex “B”	National Content Report Format / National Content Provider Report Format

Annex “C”	Authorized Official Signature Certificate Format

Annex “D”	Promissory Note Format

Annex “E”	Disposition Request Format

Annex “F”	Technical Advisor certificate format for resource disposition

Annex “G”	Format of Certificate of Confirmation of Patrimonial Relationship of the Joint Obligors

Annex “H”	Authorized Official Certificate Format

Annex “I”	Format of certificate of authorized official responsible for the preparation of financial information

Annex “J”	Format of certificate of compliance of capacity

Annex “K”	Certification and Verification of Resource Usage for Each Credit Disposition (Credit Destination) Format

Annex “L”	Format of Annual Report of Litigation and/or Procedures

Annex “M”	Declaration of the Borrower Letter in Environmental and Social Matters

Annex “N”	Listing Operations with Related Parties

Annex “N”	Format of manifestation of Joint Obligors

Annex “O”	List of Insurance Policies / Form of Justification Letter of Non-Contracting of Insurance Policies

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
SIMPLE CREDIT CONTRACT DATED OCTOBER 17, 2024 (THE “CONTRACT”) CONCLUDED BY NACIONAL FINANCIERA, NATIONAL CREDIT SOCIETY, DEVELOPMENT BANKING INSTITUTION, AS LENDER (“NAFIN” OR THE “LENDER”), MURANO PV, S.A. DE C.V., AS BORROWER (“MURANO PV” OR THE “BORROWER”), AND MESSRS. ELIAS SACAL CABABIE AND MARCOS SACAL COHEN, EACH AS A JOINT OBLIGOR (JOINTLY, THE “JOINT OBLIGORS”; AND EACH INDIVIDUALLY, A “JOINT OBLIGOR”), IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND CLAUSES.

DECLARATIONS

I..          The Borrower declares, through his proxy, that:

(a)         It is a limited liability company of variable capital, legally constituted and validly existing in accordance with the laws of the United Mexican States (“Mexico”), fully authorized in accordance with its corporate purpose and has obtained the necessary internal authorizations to conclude the credit documents and to assume the obligations set out in the credit documents.

(b)         Each person who subscribes the credit documents on his behalf and on his behalf has sufficient powers and powers to enter into the terms of the credit documents, and such powers and powers have not been revoked, modified or limited in any way.

(c)         The conclusion and fulfillment of the credit documents, including the subscription of the notes, do not contravene or result in, (i) the breach of its current corporate statutes; (ii) the breach of any contract, agreement, instrument or document that evidences the existing indebtedness of the Borrower, including the documents of the issuance of bonds; and (iii) the breach of any law, regulation, decree or contractual provision that is applicable to it.

(d)         This Agreement constitutes and the promissory notes, once entered into by the Borrower, shall constitute legal and valid obligations of the Borrower, enforceable in accordance with their respective terms.

(e)         As of this date all tax returns, reports and other documents that the Borrower and its subsidiaries are required to submit in accordance with applicable laws (including social security, worker housing and retirement provisions, as applicable), have been filed and all Taxes in respect of your income or property that are to be paid, withheld, or reported under applicable laws have been paid, withheld, and disclosed in a timely manner, except for those who are being challenged in good faith through appropriate judicial or administrative proceedings and for which reservations or provisions necessary under IFRS have been established.

(f)          As of this date, the operations and property owned by the Borrower and its subsidiaries comply with applicable Environmental Laws and Sanitary Laws; except for those breaches which, (i) do not have, or are not reasonably expected to have, a relevant adverse effect; or (ii) have been challenged in good faith by the Borrower and/or its subsidiaries through appropriate judicial or administrative proceedings in accordance with applicable laws and provided that such reservations or provisions as may be necessary have been established.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(g)       Except for what is established in the financial information, to this date there are no lawsuits, actions, judgments or proceedings pending against the Borrower, including disputes of a commercial, environmental, fiscal, labor, civil, civil nature, etc. administrative or otherwise, before any court, governmental authority or arbitrator, which individually or jointly has or is reasonably expected to have a relevant adverse effect.

(h)        As of this date the Borrower and its subsidiaries are in compliance with all applicable laws, regulations, circulars, court orders and governmental authority requirements, except for (i) those whose failure to comply does not have, or is not reasonably expected to have, a relevant adverse effect; or (ii) those objected in good faith by the Borrower and/or its subsidiaries through appropriate judicial or administrative proceedings in accordance with applicable laws, and provided that such reservations or provisions as may be necessary have been established.

(i)         Is not in breach of the contracts, agreements and other instruments that demonstrate the existing indebtedness of the credited and there are no conditions that, by notice or by the course of time or both or for any other reason, could constitute a breach in terms of such contracts, conventions and instruments, except for breaches that do not have, or are not reasonably expected to have, a relevant adverse effect.

(j)          Your audited financial information as of December 31, 2023, as well as your financial information as of June 30, 2024, copy of which has been given to the Lender, reflects in a truthful, sufficient and reasonable manner your financial situation as of that date, it has been prepared in accordance with the IFRS applied consistently, and there has been no significant adverse change in the financial situation, operations or projects of the Borrower person reflected in such financial information. Since the date of such financial information, the Borrower has no contingencies, has not made significant commitments or has suffered significant losses, except for the existing indebtedness of the Borrower.

(k)      Your payment obligations under this Agreement and any other credit documents (once entered into or signed by the Borrower) constitute or constitute, as the case may be, unconditional obligations of the Borrower and shall at all times have at least the same payment preference (pari passu) than your other present or future unsecured debt, except for obligations that take precedence under applicable laws.

(l)          It is solvent.

(m)    Except for the existing indebtedness of the Borrower listed in Schedule “A” of this Agreement (the “Borrower’s Existing Indebtedness”), he has not incurred any debt, including secured debt or debt with a payment preference in respect of the debt contracted under this Agreement.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(n)       (i) is the legitimate owner of, or owner of rights to use, the movable and immovable property necessary to carry out its business activities, which are free from any type of lien, except for permitted liens; (ii) has not entered into any credit agreement that prohibits the undertaking of the obligations under this Agreement or the other credit documents; (iii) as applicable, holds all licenses, permits, certificates and authorizations from the City or other governmental authorities and/or third parties, necessary to possess its assets and conduct its business activities, except for those whose failure to obtain does not have, or is reasonably not expected to have, a relevant adverse effect; and (iv) has insurance against all damage and liability to its movable and immovable property consistent and in accordance with industry practices for companies similar to the Borrower in the same business areas in which the Borrower participates, and as required in terms of the contracts concluded in relation are your business activities.

(o)        (i) has delivered to the Lender a copy of the documents of the issuance of bonds and of their modifications and/or reexpressions, as the case may be, which are in force and constitute valid and enforceable obligations against the Borrower in accordance with its terms; (ii) is in compliance with each and every one of its obligations under the documents of the issuance of bonds to which it is a party, and has not been notified by any of its counterparties regarding the breach of any of its obligations under them, or any penalty, claim, compensation or enforcement proceedings pursuant thereto; and (iii) there are no facts or circumstances that constitute a failure of the Borrower pursuant to the documents of the issuance of bonds to which it is a party or that could result in the enforceability of a payment obligation at its expense pursuant to such issuance documents of bonuses.

(p)        You own or have the licenses of third parties to use all trademarks, trade names, copyrights, patents and other intellectual property licenses necessary for the conduct of your business as it leads to date, and that its own use by the Borrower does not contravene the rights of third parties.

(q)         The share capital of the Borrower person has been validly subscribed, paid and is free from any tax.

(r)       Credit Funds will be used by the Borrower only for the purposes set forth in Clause Four of this Agreement; provided that the Borrower shall have no liability whatsoever for the destination to which such funds are applied.

(s)         As of this date, the Borrower has not filed, and has not received, any written notification of the initiation of any action, suit, claim, request or proceeding before any Government Authority that affects or could affect the legality, validity or enforceability of this Agreement or any of your obligations arising out of or relating to this Agreement or any other credit documents.

(t)          It has all rights, licenses, permits, authorizations, certifications, registrations and approvals required for the operation of your business in each and every one of the states in which you operate, except for those whose failure to obtain does not have, or reasonably is not expected to have, a relevant adverse effect.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(u)        It has not entered into, nor its subsidiaries (except for Operadora Hotelera G.I., S.A. de C.V., Operadora Hotelera I421, S.A. de C.V. and Operadora Hotelera I421 Premium, S.A. de C.V.), any collective employment contract.

(v)        The Borrower and each of its subsidiaries, as the case may be, complies with the applicable provisions in labor matters, social security, pension, housing for workers, retirement, etc. benefit plans and other similar provisions and has no debits to any Government Authority or to the workers for such items; except for those (i) whose breach does not have, or is not reasonably expected to have, a relevant adverse effect, or (ii) objected in good faith by the Borrower and its subsidiaries, as applicable, through appropriate judicial or administrative proceedings under applicable laws, and provided that such reservations or provisions as may be necessary under the IFRS are constituted.

(w)       Except for the existing indebtedness of the Borrower, since December 31, 2023, no significant adverse change has occurred in the business, assets, financial condition, operations or projects of the Borrower and its subsidiaries, nor does it exist, to the best of its knowledge, any significant contingency affecting the Borrower and its subsidiaries, which has or is reasonably expected to have a relevant adverse effect.

(x)       All of your statements contained in this Agreement and in the other credit documents to which you are a party are complete and truthful as of the date on which they are issued.

(y)        To date it has the following subsidiaries: Murano World, S.A. de C.V., Edificaciones BVG, S.A. de C.V., Inmobiliaria Insurgentes 421, S.A. de C.V., Operadora Hotelera G.I., S.A. de C.V., Operadora Hotelera Grand Island II, S.A. de C.V., Operadora Hotelera 1421, S.A. de C.V., Operadora Hotelera 1421 Premium, S.A. de C.V., Fideicomiso Murano 1000, Fideicomiso Murano 2000, Fideicomiso Murano 4000, Fideicomiso Murano escrow Issuer, Servicios Corporativos BVG, S.A. de C.V. and Murano Management, S.A. de C.V.

(z)      (i) The Murano Trust 2000 is the rightful owner of Privative Unit 4 and Privative Unit 5, which belong to the Grand Island Condominium, which are free of liens and limitation of ownership; (ii) The Murano Trust 2000, as the owner of Private Unit 4 and Private Unit 5, by being an associate of the BVG Grand Island, A.C., you indirectly benefit from the right to use the federal zone protected under the Federal Zone Grant, which serves as access to the Grand Island Condominium from Kukulcan Boulevard, Kilometer 16.5, Hotel Zone of the Municipality of Benito Juarez, Cancun, State of Quintana Roo, Mexico. therefore it is not necessary to obtain additional easements or permits or of any other nature in order for access to and use of Privative Unit 4 and Privative Unit 5 to be made; and (iii) The Murano Trust 2000 is an associate of the BVG Grand Island, A.C. Resident Association and enjoys, without limitation, all rights granted to it by its membership under the statutes of the BVG Grand Island Resident Association, A.C. and the rules of operation and administration of the Grand Island Condominium.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(aa)      The Federal Zone concession is in full force and effect, has a validity of 10 (ten) years from its grant that is extendable and is not aware of any judicial or administrative proceedings that have been initiated that affect or could affect its validity and validity.

(bb)       The Murano Trust 4000 is the rightful owner of the Privative Unit 3, which belongs to the Grand Island Condominium, which, except for the Murano Trust 4000 itself, is free of liens and limitation of ownership; (ii) the Murano Trust 4000, as owner of the Privative Unit 3, is the owner of the Private Unit 2, and is the owner of the Private Unit 2. as an associate of the BVG Grand Island, A.C., you indirectly benefit from the right of use of the federal zone protected under the Federal Zone concession, which serves as access to the Grand Island Condominium from Kukulcan Boulevard, kilometer 16.5, hotel Zone of the Municipality of Benito Juarez, Cancun, State of Quintana Roo, so it is not necessary to obtain additional easements or permits or of any other nature in order to access and make use of the Private Unit 3; (iii) The Murano Trust 4000 is an associate of the BVG Grand Island, A.C. Resident Association and enjoys, without limitation, all rights granted to it by its membership under the statutes of the BVG Grand Island Resident Association, A.C. and the rules of operation and administration of the Grand Island Condominium.

(cc)       He has obtained the advice and support of the office of his choice regarding the scope, consequences, implications and in general on legal and tax issues directly or indirectly related to credit documents.

(dd)      In order to comply with Article 5, fraction X, of the Organic Law of National Finance, recognizes and accepts that the credit is granted with the support of Nafin exclusively for national development purposes.

(ee)       With the resources of the credit granted to him under this Agreement, he will generate and maintain the development of infrastructure that will affect the creation of direct and indirect jobs, development of suppliers and / or buildings with National Content.  In addition, it states that as of September 30, 2024: (i) it has an organic structure composed of more than 1.000 workers (including its subsidiaries); and (ii) that the percentage of National Content in materials, machinery and permanent installation equipment, which will be used in the execution of the works and services of the project is more than 80% (eighty percent).

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(ff)       As of the date of this Agreement, (i) it has not, directly or indirectly, carried out or permitted through its affiliates or subsidiaries, proxies, representatives, commissioners and subcontractors (hereinafter collectively identified as the “Related Third Parties”), or through any interposite person, including, without limitation, shareholders, partners, associates, officers, collaborators or consultants (hereinafter jointly identified as the “related persons”), or that any of the above commits or carries out, on their behalf or on their own behalf and for their benefit, offenses, offenses related to administrative offenses in terms of the Federal Penal Code, of the General Law of Administrative Responsibilities; (ii) complies with applicable laws in Mexico in the fight against corruption and bribery; and (iii) has not authorized to make or make, by itself or through related third parties or related persons, payments, gifts, gifts, gifts, gifts, etc. any offer, promise or undertaking of any kind, in connection with this Agreement or other credit documents, in the name of or on behalf of the Borrower or its affiliated or subsidiary companies, to any public servant or public official or to any person in employment, position or commission of any kind in the Federal, State or Municipal Public Administration, decentralized or decentralized organizations, companies with majority state participation, organizations and companies assimilated to these, public trusts, productive enterprises of the State, in the autonomous constitutional organs, in the Congress of the Union, or in the Federal Judiciary, or that handles federal economic resources or any person whom it could influence to obtain or secure any benefit, benefit or advantage personal or in favor of third parties, for the Borrower and that constitutes a violation of applicable laws.

(gg)       It has internal anti-corruption policies that are known to both related third parties and related persons.

(hh)     Has complied with and each of its subsidiaries has complied with applicable laws regarding the prevention and identification of activities with resources of illicit origin and/or financing of terrorism (money laundering), including, without limitation, the applicable provisions of the Federal Law for the Prevention and Identification of Operations with Resources of Illicit Origin. In this sense, it states that to this date it has not been notified of any investigation or proceeding by any competent authority nor has it been, nor has its subsidiaries been, indicted for contravention of the aforementioned provisions in Mexico or abroad.

(ii)        (i) the remedies granted to you by virtue of the credit shall not be used for illicit transactions; and (ii) you are in compliance with all obligations to which you are currently subject by laws or legal provisions relating to the prevention of money laundering, financing terrorism and/or prevention of bribery, among others, the Federal Law for the Prevention and Identification of Operations with Resources of Illicit Origin, the Federal Penal Code and any other applicable laws, and that to this date is not found, nor have you been in violation of any law or legal provision relating to such matters.

(jj)        The resources that will be used to fulfill the payment obligations of this Agreement and the other documents of the credit are of lawful origin and you agree that the Lender requires additional information necessary to comply with the provisions of article 115 of the Law of credit institutions.  Likewise, the Borrower person declares that he/she is aware of the content and scope of the sanctions provided for in article 112 of the Law on Credit Institutions relating to crimes against credit institutions.

(kk)      It has provided the Lender with the information that it has required in order to comply with the provisions of Article 115 of the Law on Credit Institutions and other regulatory provisions and internal policies of the Lender.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(ll)         Neither the Borrower, Subsidiaries, nor their affiliates, nor their officers, officers, and, to the best of their knowledge, their respective shareholders, (i) are identified on the Specially Designated National and Blocked Persons List. maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury ( “OFAC”) or any similar list issued by OFAC (the “OFAC Lists”), by the European Union (the “European Union List”) or by the United Nations (the “United Nations List” and in conjunction with the OFAC Lists and the European Union List, the “Restricted Persons Lists”), or in the blocked persons list published by the Ministry of Finance and Public Credit in Mexico referred to in Article 69-B of the Fiscal Code of the Federation (the “SHCP List”), nor are they persons who are subject to or subject to (or where appropriate controlled by persons who are subject to or subject to) any type of commercial sanction or asset blockade (“Sanctions”), administered or exercised by OFAC, the Department of State of the United States of America, the European Union, the United Nations Security Council, His Majesty’s Treasury, the Hong Kong Monetary Authority, the government of Mexico or any other authorities competent in matters of imposing sanctions; (ii) are persons controlled by, representatives of, or who have informed them that they provide services or assist, persons who have informed them that they are on the Restricted Persons Lists; as determined by the U.S. Treasury Department, the United Nations, the European Union (or its members), or the government of Mexico, (iii) have been informed that they have engaged in business or operations with any of the persons mentioned in sub-paragraphs (i) or (ii) above; or (iv) are located, constituted or resident of a country or territory that is subject to or subject to (or whose government is subject to or subject to) sanctions, including but not limited to, (1) Islamic Republic of Iran, (2) Democratic People's Republic of Korea, (3) Syrian Arab Republic, (4) Republic of Cuba, (5) Crimea Region, (6) Bolivarian Republic of Venezuela, (7) Russian Federation, (8) Republic of Sudan, (9) Republic of South Sudan, (10) Donetsk Region and (11) Luhansk Region.

(mm)     It has not contravened the Anti-Corruption Legislation, so it states that to this date no investigation or proceedings have been initiated against it by any competent authority nor has it been indicted for contravention of the aforementioned provisions in Mexico or abroad.

II.          Each Joint Obligor declares that:

(a)         It is a natural person of Mexican nationality, with full capacity for enjoyment and exercise, authorized to enter into this Agreement and the other documents of the credit to which it is or is a party and to constitute a joint obligation under this Agreement and subscribe, as a guarantor, the notes.

(b)         You do not require the consent of any person, including your spouse, to enter into this Agreement and any other credit documents to which you are or are a party or to assume your respective obligations under them.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(c)         This Agreement constitutes, and the promissory notes once signed by the Borrower and endorsed by the same, shall constitute legal and valid obligations at your expense, enforceable against you, in accordance with their respective terms.

(d)       The conclusion and performance of this Agreement and the other credit documents to which it is or is a party, as well as the subscription of the promissory notes in its capacity as guarantor, does not contravene or result in, (i) the breach of any contract, agreement, contract, or contract, or contract. instrument or document that evidences the existing indebtedness of the Joint Obligors; and (ii) the breach of any law, regulation, decree or contractual provision that is applicable to it.

(e)         Does not require any consent or authorization of any Government Authority or any third party for the conclusion of this Agreement and the other credit documents to which it is a party or for the subscription as guarantor of the notes, the validity or enforceability of them or the fulfillment of their obligations under them.

(f)         The Patrimonial relationship that you have given to the Lender prior to the conclusion of this Contract is current, complete and correct at this date.

(g)        As of this date, no written notice or notification of the threat of any proceeding, suit, claim, injunction or controversy exists in any court, administrative court, arbitrator or governmental authority, initiated by or against you or in connection with any of your assets, that affects or reasonably could affect the legality, validity or enforceability of this Agreement or any other credit document.

(h)        As of this date, all tax returns, reports and other documents required to be filed under applicable law have been filed on a timely basis, and all taxes on your income or property that must be paid, withheld or disclosed under applicable law, have been paid, retained and informed in a timely manner, except by those who are being challenged in good faith through appropriate judicial or administrative proceedings pursuant to the applicable law and for which reservations or provisions have been established that, if any, may be subject to a dispute. required in accordance with IFRS.

(i)         At this date the goods and business activities of each Joint Obligor comply with the applicable Environmental Laws and the applicable Health Laws; except for (i) those breaches that do not have, or reasonably is not expected to have a relevant adverse effect; or (ii) those breaches that have been challenged in good faith by the Joint Obligors through the judicial or administrative procedures provided for in the applicable laws, and provided that the reservations or provisions that are necessary have been constituted.

(j)         Is not in breach of contracts, agreements and other instruments that demonstrate the existing indebtedness of the joint ventures and there are no conditions that, by notice or by the course of time or both or for any other reason, could constitute a breach in terms of such contracts, conventions and instruments, except for breaches that do not have, or are not reasonably expected to have, a relevant adverse effect.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(k)        Your payment obligations under this Agreement and any other credit documents (once entered into or signed) constitute or constitute, as the case may be, unconditional obligations and shall have at least the same payment preference (pari passu). that your other unsecured debt present or future (except for obligations that have preference under applicable laws).

(l)          Is solvent;

(m)       Except for the existing indebtedness of the Joint Obligors listed in Annex “A” of this Contract (the “Existing indebtedness of the Joint Obligors”), has not incurred in debt, including debt guaranteed or with payment preference with respect to the debt contracted by the Borrower under this Contract and / or with respect to which it has been constituted in a joint obligation.

(n)         By virtue of the business, corporate, financial, administrative and legal relationships it has with the Borrower, it is in your interest to enter into this Contract in order to constitute a joint obligation with respect to the fulfillment of the obligations assumed by the Borrower Party against the Borrower Party in accordance with this Contract and the other documents of the Credit.

(o)       (i) is not on the Restricted Persons Lists, on the SHCP List, nor is it a person subject to or subject to sanctions, administered or exercised by OFAC, the United States Department of State, the European Union, the Security Council of the United Nations, His Majesty’s Treasury, the Monetary Authority of Hong Kong, the Government of Mexico or any other authorities with jurisdiction over the imposition of sanctions; (ii) is a person representing, or that you have been informed that you cooperate or assist persons who have informed you that they are on the Restricted Persons Lists, as determined by the United States Treasury Department, the United Nations, the European Union (or their members) O The government of Mexico, (iii) have been informed that they have conducted business or operations with any of the persons mentioned in subparagraphs (i) or (ii) above; or (iv) are a resident of a country or territory that is subject to or subject to (or whose government is subject to or subject to) sanctions, including, but not limited to, (1) Islamic Republic of Iran, (2) Democratic People's Republic of Korea, (3) Syrian Arab Republic, (4) Republic of Cuba, (5) Crimea Region, (6) Bolivarian Republic of Venezuela, (7) Russian Federation, (8) Republic of Sudan, (9) Republic of South Sudan, (10) Donetsk Region and (11) Luhansk Region.

(p)         It has not contravened the Anti-Corruption Legislation, so it states that to this date no investigation or proceedings have been initiated against it by any competent authority nor has it been indicted for contravention of the aforementioned provisions in Mexico or abroad.

(q)         The funds with which you will fulfill the payment obligations at your expense under this Agreement and the other credit documents, if applicable, are and will be your own and of lawful origin and will be the product of your lawful commercial or commercial activity.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(r)        All of your statements contained in this Agreement and in the other credit documents to which you are a party are complete and truthful as of the date on which they are issued.

(s)         It has complied with applicable laws regarding the prevention and identification of activities with resources of illicit origin and/or financing of terrorism (money laundering), including, without limitation, the applicable provisions of the Federal Law for the Prevention and Identification of Operations with Resources of Illicit Origin. In this regard, he states that he has not been notified of any investigation or procedure by any competent authority nor has he been indicted for contravention of the aforementioned provisions in Mexico or abroad.

(t)          He has obtained the advice and support of the office of his choice regarding the scope, consequences, implications and in general on legal and tax issues directly or indirectly related to credit documents.

(u)         It has provided the Lender with the information that it has required in order to comply with the provisions of Article 115 of the Law on Credit Institutions and other regulatory provisions and internal policies of the Lender.

III.	The Lender declares, through his proxy, that:

(a)         It is a national credit society, development banking institution, which is governed by its Organic Law, published in the Official Journal of the Federation on December 26, 1986 and its Organic Regulations published in the Official Journal of the Federation on August 25, 2015 (as they have been modified or modified from time to time) and you are entitled under them to enter into this Agreement and to grant credit.

(b)         Your agent has sufficient powers to bind you under the terms of this Agreement, and such powers have not been revoked, limited or modified.

(c)          You are able to grant credit to the Borrower, subject to the terms and conditions of this Agreement.

By virtue of the foregoing, the parties grant the following:

CLAUSES

FIRST. Definitions and Rules of Interpretation.

(a)        The following capitalized terms used in this Agreement (including in the Declarations, Clauses Section and its Annexes), have the following meanings:

“Actions for the Management of Financial Crime Risk” has the meaning ascribed to it in Clause Twenty-Eighth of this Agreement.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Shareholder of Control” means, with respect to the Borrower, Murano Global Investments Plc.

“ Bond Issuance Act ” means the document called “Indenture” dated September 12, 2024, concluded between the Borrower, as guarantor (parent guarantor), the Issuing Trust, Operadora Hotelera G.I., S.A. de C.V., as guarantor operator (operator guarantor), Murano Trust 2000, Murano Trust 3224, The Bank of New York Mellon, as fiduciary of the indenture trustee, offshore collateral agent, paying agent, transfer agent and of registrar (Registrar), and Banco Actinver, S.A., Multiple Banking Institution, Grupo Financiero Actinver, as an onshore collateral agent, as modified from time to time, and according to which the Issuing Trust issued certain bonds.

“Borrower” or “Murano PV” has the meaning attributed to it in the proemium of this Contract.

“Borrower” has the meaning attributed to it in the proemium of this Agreement.

“Affiliate” means, in respect of any person, any other person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under the common Control of, such person.

“Capacity” has the meaning attributed to that term in Clause Tenth Second, paragraph (dd) of this Agreement.

“Financial Leasing” means, with respect to any person, the obligations of such person to pay rent or other amounts under any lease (or any other contract or arrangement granting the right to temporary use in exchange for consideration) of movable or immovable property, or a combination thereof, the obligations of which must be classified and accounted for as financial leases in the financial statements of that person in accordance with IFRS.

“Technical Advisor” means Vaproy, S.A. de C.V. or any other person who replaces it by common agreement between the parties.

“Government Authority” means any government agency or any state or municipality, department or other political subdivision thereof, or any governmental agency, agency, authority (including any central bank or fiscal authority), any entity (including any court or tribunal) exercising functions of government, executive, legislative, judicial or administrative.

“Appraisal” means, (i) with respect to Privative Unit 3, the Appraisal of September 11, 2024; (ii) with respect to Privative Unit 4, the Appraisal of September 11, 2024; and (iii) with respect to the Private Unit 5, the appraisal of September 11, 2024; each of these appraisals prepared, to the satisfaction of the Lender, by valuation of Proyectos Vaproy, S.A. de C.V., as expert in the valuation of real estate.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Bonds” means (i) Senior secured notes in the amount of US$300,000,000.00 (three hundred million US$00/100) and due on September 12, 2031, issued by offering securities pursuant to Rule 144A and Regulation S of the Securities Act of 1933, and (ii) any other guaranteed preferential bonds ("Senior secured notes") issued after the Closing Date in accordance with the bond issuance documents.

“Change of Control” means, with respect to the Borrower Shareholder, that the Shareholder of Control, at any time and for any reason, loses the ability to carry out any of the following acts: (a) impose, directly or indirectly, decisions at the general meetings of shareholders or appoint or dismiss a majority of the members of the board of directors of the Borrower; or (b) direct, directly or indirectly, the administration, strategy or principal policies of the Borrower, whether through ownership of the shares representative of the Borrower’s share capital, by contract or otherwise.

“Additional Amounts” has the meaning ascribed to it in Clause Tenth, subsection (a)(ii) of this Agreement.

“ Social Capital ” means shares, shares or similar instruments (regardless of their denomination) representative of the share capital of a company, as well as any participation in a person (other than a company) and any and all optional securities (warrants), rights or purchase options with respect to the above.

“Letter of Non-Contracting Insurance” means the letter to be subscribed by the Borrower in terms substantially equal to the letter format attached hereto as Annex “O”.

“Cause of Early Expiration” has the meaning ascribed to it in Clause Fifteenth of this Agreement.

“Commission by structuring” has the meaning attributed to it in Clause Sixth, subsection (a) of this Agreement.

“Waiver Processing Fee” has the meaning attributed to it in Clause Sixth, subsection (b) of this Agreement.

“Commission for Unarranged Balances ” has the meaning attributed to it in Clause Sixth, subsection (c), of this Contract.

“Commissions” means, together, the Structuring Commission, the Waiver Processing Commission and the Unwilling Balances Commission.

“Federal Zone Concession” means the title of concession DGZF-385/15, dated November 26, 2015, granted by the Ministry of Environment and Natural Resources to the Association of Residents BVG Grand Island, A.C., for the use, occupation and use of an area of 4,584.41 m2, of land maritime federal zone, for general use, located in Boulevard Kukulcan, lot 56-A-1-Mz-54, Hotel Zone, Town of Cancun, Municipality of Benito Juarez, State of Quintana Roo.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“ Grand Island Condominium ” means the regime of real estate property in condominium called “Grand Island” (formerly known as Grand Island Master Condominium), constituted with respect to the development, land, facilities and services built on the lots of land marked with the numbers 56-A-1 and 56-A-2, of Superblock A-2, second tourist stage, located in Boulevard Kukulcan, kilometer 16.5, Hotel Zone of the Municipality of Benito Juarez, Cancun, State of Quintana Roo, which appears in public deed number 18.218, dated September 5, 2018, issued by the notary public number 14 of the State of Quintana Roo, the same was modified by public deed number 18.400, dated March 27, 2019, issued by it, including any regulations of the Grand Island Condominium applicable to said regime of ownership in condominium.

“National Content” means the national goods, services and labor used in the operation of the Borrower and/or its subsidiaries reported in accordance with the format included in Annex “B” of this Agreement.

“Contract” or “Credit Contract” means this Credit Contract, whether in any form modified, added, supplemented or modified and reexpressed from time to time.

“Support and Indemnification Agreement” means the “Sponsor Support and Indemnification Agreement” dated September 12, 2024, entered into between Murano Global Investments Plc, the Borrower, the Issuing Trust and The Bank of New York Mellon, as trustee of the Issuance Act (indenture trustee), as modified or modified and reexpressed from time to time.

“Contract for the Sale of Bonds” means the contract called “Purchase Agreement”, dated September 5, 2024, concluded between the Issuing Trust, Murano Global Investments Plc, and the Borrower, Operadora Hotelera G.I., S.A. de C.V., the Murano 2000 Trust and the Murano 3224 Trust, as guarantors, BBVA Securities Inc. And Oppenheimer & Co. Inc., as initial buyers, as modified or modified and reexpressed from time to time.

“Trust Contract” means the irrevocable trust contract of non-business administration to be concluded by the Borrower, as the settlor and trustee in the second place, the Trustee, as the trustee, and the Lender, as the trustee in the first place, in terms satisfactory to the Lender, as it is modified or modified and reexpressed from time to time.

“ Mortgage Contract ” means, as applicable, (i) the Mortgage Contract on Privative Units 4 and 5; or (ii) the Mortgage Contract on the Privative Unit 3, after the mortgage on the Privative Units 4 and 5 has been released and canceled in accordance with the provisions of Clause Tenth Second, subsection (w) of this Agreement.

“ Mortgage Contract on the Privative Unit 3” means the mortgage contract to be concluded by the Murano Trust 4000, as a mortgage debtor, and the crediting, as a mortgage creditor, according to which the mortgage on the Privative Unit 3 is formalized, as it is modified or modified and reexpressed from time to time.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“ Mortgage Contract on Privative Units 4 and 5” means the mortgage contract to be concluded by the Murano Trust 2000, as a mortgage debtor, and the crediting, as a mortgage creditor, according to which the mortgage is formalized on Privative Units 4 and 5, as it is modified or modified and reexpressed from time to time.

“Operation Contract” means the Contract for the Provision of Hotel Operation and Management Services, dated September 10, 2019, concluded between the Project Operator, as Operator, and Operadora Hotelera G.I., S.A. de C.V., as Owner, and the Company. which was modified with dates september 11, 2019, march 28, 2021 and july 11, 2023, and according to it has been modified and / or reexpressed from time to time.

“Control” means the ability of a person or group of persons to perform any of the following acts: (i) impose, directly or indirectly, decisions in the general meetings of shareholders, members or equivalent bodies of a legal person or appoint or dismiss the majority of directors, directors or their equivalents; (ii) maintain ownership of shares or shares representative of the share capital of a person who allows, directly or indirectly, to vote in respect of more than 50% of the share capital of that person; or (iii) direct, directly or indirectly, the administration, strategy or principal policies of a person, whether through ownership of shares or shares representative of a person’s share capital or by contract or otherwise; and (d) impose, directly or indirectly, decisions on the technical committee, or appoint and remove a majority of the members of the technical committee or their equivalents from a trust; or (v) retain ownership of rights that directly or indirectly permit voting to fully instruct the trustee of a trust; or (vi) direct, directly or indirectly, the administration, strategy, or principal policies of a trust, whether through participation through trustee rights, contract, or otherwise.

“Credit” has the meaning ascribed to it in Clause Two of this Agreement.

“Financial Crime” means operations with resources of illicit origin, operations involving money laundering, terrorist financing, corruption, bribery, bribery, bribery, corruption, etc. tax evasion, evasion of sanctions and other economic sanctions and/or contraventions or attempts to avoid the application or contravention of the legislation or regulations applicable in Mexico (including any international treaty concluded by Mexico), in relation to such conduct, including the crimes provided for in Articles 139 quater (from financing to terrorism), 148 bis (international terrorism) and 400 bis (operations with resources of illicit origin) of the Federal Criminal Code.

“Dispositions Account” means bank account number 0116748643, CLABE 012180001167486432, in the name of the Borrower, in BBVA Mexico, S.A., Multiple Banking Institution, BBVA Financial Group Mexico, or that which is replaced from time to time by the Borrower, as notified in writing to the Borrower, five (5) business days in advance of such change becoming effective for the purposes of this Agreement.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Borrower Account” means the account held by the Borrower Bank: Citibank N.A., New York, BIC/Swift: CITIUS33, ABA: 021000089, Address: 399 Park Avenue, New York, NY 10043, USA, Account: 10082425, beneficiary: Nacional Financiera S.N.C. Development Banking Institution, and any other account opened and maintained by the Lender provided that it is notified in writing to the Borrower person at least 3 (three) business days prior to the corresponding payment, provided that, any payment made by the Borrower and/or any of the joint ventures under this Agreement in the Borrower Account shall include the following reference in order to identify such reference payment, “SIRAC Customer Number”

“Debt Service Reserve Fund Account” means the bank account that the Trust Contract Trustee will open and maintain for the deposit of funds corresponding to the Debt Service Reserve Fund.

“Trust Accounts” has the meaning attributed to the term “Trust Accounts” in the Trust Contract.

“Debt” means, in respect of any person and at any time, without duplicating, (i) all payment obligations arising from borrowed money (including the raising of the investing public in any stock market); (ii) all obligations documented in bonds, bonds, notes, stock certificates or similar instruments; (iii) all deferred purchase price or consideration payment obligations for goods or services, except for accounts payable arising from the normal course of business (including, without limitation, supplier payment account financing programs, factoring, production chain programs, or other similar programs) that are not insolated for more than 90 (ninety) calendar days after the delivery of the goods or provision of the corresponding services and that are not recognized as overdue debt in the most recent financial statements of that person; (iv) all the payment obligations of such person as lessee under Financial Leases; (v) the obligations of such person when it provides guarantees, bonds, guarantees or assumes the Joint Obligor up to the maximum guaranteed amount expressly provided in the documents that evidence the guarantee, deposit, guarantee or Joint Obligor in question or that is guaranteed with a tax constituted on any movable or immovable property of said person, up to the value of such good, as in each of these cases, it is recorded in the most recent financial statements of that person; (vi) all reimbursement obligations and other enforceable obligations arising from the purchase of letters of credit and bonds; (vii) all debits created by or resulting from any conditioned or reserved purchase of goods acquired by such person (even if the rights and remedies of the seller or creditor under the contract in question, in the event of breach, are limited to the recovery or sale of such goods); (viii) all of such person’s obligations under any derivative financial transaction; and (ix) any other liabilities with financing costs that are reflected as such in the financial statements of the person concerned, regardless of their denomination, in accordance with IFRS.

“Business Day” means any day, other than a Saturday, Sunday or any other day that is a mandatory rest day or on which credit institutions are allowed to close their offices in accordance with the provisions applicable in Mexico and the United States of America.

“Provision” has the meaning attributed to it in Clause Three, subsection (a) of this Agreement.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Distributions” means (i) any dividend, in cash or in kind, or other distribution with respect to any share in a person’s share capital, except for dividends or distributions paid to shareholders with shares of the issuer itself; or (ii) any payments on account of any refund in the share capital, capital reduction, redemption, amortization, withdrawal of any share in the share capital of the person concerned.

“Bond Issuance Documents” means, together, the Bond Issuance Act, the Bonds, the Bonds Sale Agreement and the Support and Indemnity Agreement, and all instruments, certificates, certificates, etc. agreements and contracts forming part of any of the foregoing pursuant to its terms and all waivers, modifications, supplements, additions, reforms, modifications and reexpressions or extensions thereof that are recorded in writing.

“Credit Documents” means this Agreement, the promissory notes, the Trust Agreement, the Mortgage Agreement and all instruments, certificates, agreements and contracts forming part of any of the foregoing pursuant to its terms and all waivers, modifications, supplements, additions, reforms, etc. modifications and reexpressions or extensions thereof that are recorded in writing.

“Dollars” or “U.S.$” means the legal tender currency of the United States of America.

“EBITDA” means “Earnings Before Interests, Taxes, Depreciation and Amortization”.

“ Relevant adverse effect ” means any circumstance, event or condition (including the general economic situation in Mexico or worldwide or changes in it and conditions or fluctuations in the financial, banking, foreign exchange or capital markets) that, in the opinion of the creditor, has, or that can reasonably be expected to have, an adverse effect of relevance on (i) the business, assets, operations, projects, projections or the condition (financial, legal, tax or otherwise) of the Borrower and/or any of the Joint Obligors or both; (ii) the ability of the Borrower and/or of one or both of the Charitable Obligations to fulfill any of their obligations under the Credit Documents; (iii) the legality, validity or enforceability of any provision of any of the Credit Documents; or (iv) the rights and remedies of the Lender pursuant to any of the documents of the credit.

“Existing indebtedness of the Borrower” has the meaning attributed to it in Declaration I, paragraph (m) of this Contract.

“Existing indebtedness of the Joint Obligors” has the meaning attributed to it in Declaration II, paragraph (m) of this Contract.

“Permitted indebtedness of the Borrower” has the meaning attributed to it in Clause Thirteenth, subsection (a)(i) of this Agreement.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Financial statements” means, with respect to any person, the statement of financial situation, the statement of changes in the financial situation or the statement of cash flow, the statement of income and the notes to them, which must also contain the breakdown of liabilities, information on financial instruments, extraordinary items, order accounts, when they exist, concentration of customers and economic activity, reports in position in foreign currency and hedging instruments and the explanation of increases or decreases equal to or greater than 5% (five) (quarterly) in accounting accounts such as customers, punishments, financial liabilities, etc. booking movements, accumulated profits, social capital, etc.

“Expropriation Event” means, (i) any expropriation, nationalization, extinction of ownership or confiscation made by a Government Authority in respect of all or part of the Insured Property, of the other assets of the Borrower person or of the shares representative of its share capital and/or of the assets of the Joint Obligors, as appropriate; (ii) any control by a Government Authority of any Property under Guarantee, or part thereof, of the assets or activities or businesses of the Borrower or its share capital and/or the assets of the joint-stock obligors, as appropriate; or (iii) any action taken by a Government Authority that may prevent the Borrower or the Beneficiary from conducting its business or operations.

“Forward SOFR Rate Transition Event” has the meaning attributed to it in Clause Seven, subsection (b) of this Agreement.

“FCPA” means the United States of America’s Foreign Corrupt Practices Act of 1977, as amended from time to time.

“Closing Date” means the date of signing this Agreement.

“Date of Disposition” has the meaning attributed to it in Clause Three, subsection (a) of this Agreement.

“Interest payment date” means 31 March, 30 June, 30 September and 31 December of each calendar year, provided that, the first Interest Payment Date will be December 31, 2024 and the last Interest Payment Date will be the Due Date. If any such date is not a business day, the Interest Payment Date for the interest period in question shall be the next immediate business day, with no interest recalculation; except for a payment due on the Due Date, if the due date is not a business day, the Interest Payment Date will be the business day immediately preceding the Due Date.

“ Principal Payment Date ” means the Due Date.

“Expiration Date” means the day that 36 (thirty-six) months are fulfilled from the Closing Date, i.e. October 17, 2027, provided that, in the event that such date is not a working day, it will mean the previous immediate business day.

“Issuing Trust” means the irrevocable trust contract of issuance, administration and payment no. CIB/4323, dated April 16, 2024, which was amended and reexpressed on September 12, 2024, concluded between the Borrower, as the second trustee and trustee, Operadora Hotelera G.I., S.A. de C.V., as the second trustee and trustee, the Murano 2000 Trust, as a second trustee and trustee, CIBanco, S.A., Multiple Banking Institution, as trustee, and Banco Actinver, S.A., Multiple Banking Institution, Grupo Financiero Actinver, as trustee in the first place, and according to it has been modified and modified or reexpressed from time to time.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Insurgentes Trust” means the irrevocable trust agreement of administration, guarantee and source of payment identified with number CIB/3109, dated October 3, 2018, concluded between Inmobiliaria Insurgentes 421, S.A. de C.V., E.S. Grouping, S.A. de C.V., the Joint Obligors, as trustees and trustees in second place, CIBanco, S.A., Multiple Banking Institution, as trustee, Banco Nacional de Comercio Exterior, S.C., Development Banking Institution, as trustee in the first place, as it has been modified and modified or reexpressed from time to time.

“ Murano Trust 1000” means the management trust contract no. CIB/3000, named by the parties hereto as “Murano Trust 1000”, dated May 28, 2018, concluded between CIBanco, S.A., Multiple Banking Institution, as trustee, the Borrower, as trustee and trustee, and with the appearance of Murano AT GV, S.A. de C.V., as administrator, as it has been modified and is modified or reexpressed from time to time.

“ Murano Trust 2000” means the irrevocable trust contract of administration No. CIB/3001, named by the parties as “Murano 2000 Trust”, dated May 28, 2018, which was modified and reexpressed on September 12, 2024, concluded between CIBanco, S.A., Multiple Banking Institution, as trustee of the Murano 1000 Trust, as trustee and trustee, Murano World, S.A. de C.V. (formerly BVG World, S.A. de C.V.), as a trustee and trustee, CIBanco, S.A., Multiple Banking Institution, as a trustee, CIBanco, S.A., Multiple Banking Institution, solely and exclusively as a trustee of the Issuing Trust, as the first trustee solely and exclusively with respect to the Privative Unit 1, and with the appearance of MURANO AT GV, S.A. de C.V., as administrator, as it has been modified and modified or reexpressed from time to time.

“ Murano Trust 3224” means the irrevocable trust contract of administration No. CIB/3224, dated June 28, 2019, which was modified and reexpressed on September 12, 2024, concluded between Murano World, S.A. de C.V. (formerly BVG World, S.A. de C.V.), as trustee and trustee in second place, CIBANO, S.A., Multiple Banking Institution, as trustee, and CIBANO, S.A., Multiple Banking Institution, solely and exclusively as trustee of the Issuing Trust, as trustee in the first place, as it has been modified and modified or reexpressed from time to time.

“ Murano Trust 4000” means the management trust contract no. CIB/3288, named by the parties as “Murano 4000 Trust”, dated June 19, 2019, which was amended on April 9, 2024, concluded between CIBanco, S.A., Multiple Banking Institution, as trustee of the Murano 1000 Trust, as trustee and second trustee, Murano World, S.A. de C.V. (formerly BVG World, S.A. de C.V.), as a trustee and trustee in second place, CIBANO, S.A., Multiple Banking Institution, as trustee, Administradora de Soluciones, S.A. de C.V., SOFOM, E.N.R., as trustee in the first place, and with the appearance of Murano AT GV, S.A. de C.V., as administrator, as it has been modified and modified or reexpressed from time to time.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Fiduciary” means CIBanco, S.A., Multiple Banking Institution, exclusively in its capacity as trustee of the Trust Contract.

“Debt Service Reserve Fund” has the meaning ascribed to that term in Clause Tenth Second, subsection (r) of this Agreement.

“Authorized Official” means, in respect of any person, the Director General, the Director of Finance or the Legal Director or any other officer with a similar or equivalent position, in all cases, provided that they have general authority for acts of administration of such person, and with respect to documents, certificates, notifications, notices, credit titles, or any other instrument that must be delivered to the Lender pursuant to this Agreement and the other documents of the credit, the appropriate authorized official must have previously delivered to the Lender, a certificate of signatures of an authorized official in terms of Annex “C”, provided that, if such Annex has not been delivered, with respect to the signature of an authorized official, the Lender may refuse to deliver the document, certificate, notification, notice, credit card or any other instrument, which has been delivered by such authorized official not Borrower to the Lender.

“Mortgage Guarantor” means, as applicable, (i) the Murano Trust 2000, as the mortgage guarantor under the Mortgage Contract on Privative Units 4 and 5; or (ii) The Murano Trust 4000, as the guarantor of the mortgage under the Privative Unit Mortgage Contract 3, after the mortgage on Privative Units 4 and 5 has been released and canceled in accordance with Clause Tenth Second, subsection (w) of this Agreement.

“Lien” means, in relation to any good or asset, any mortgage, pledge, burden, guarantee, trust, affectation or limitation of ownership of any kind with respect to said asset. Notwithstanding the foregoing, for the purposes of this Agreement an asset shall be deemed to be subject to a lien if a conditional purchase contract, a contract of sale with reservation of title, has been concluded, a Financial Lease or similar agreement on such asset and that any receivable account assigned with recourse is subject to a lien.

“Permitted Liens” has the meaning attributed to it in Clause Tenth, subsection (b), of this Agreement.

“Mortgage” means, as applicable, (i) the mortgage on private units 4 and 5; and (ii) the mortgage on Privative Unit 3, once the mortgage on Privative Units 4 and 5 has been released and canceled in accordance with the provisions of Clause Tenth Second, subsection (w) of this Agreement.

“Mortgage on Privative Unit 3” means the first mortgage and degree of priority that the Murano Trust 4000 constitutes on Privative Unit 3 in order to ensure compliance with all payment obligations of the Borrower under this Agreement and the others documents of the credit, which must be formalized before a notary public and registered in the Public Registry of Property of the State of Quintana Roo, as it is modified or modified and reexpressed from time to time.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Mortgage on Private Units 4 and 5” means the first mortgage and degree of priority that the Murano Trust 2000 constitutes on Private Unit 4 and Private Unit 5 in order to ensure compliance with all payment obligations of the Borrower in accordance with this Contract and the other documents of the Credit, which must be formalized before a notary public and registered in the Public Registry of Property of the State of Quintana Roo, as it is modified or modified and reexpressed from time to time.

“Hotel Dreams” means the hotel Dreams Grand Island ® operated in terms of the Hotel Operation Agreement, within the Grand Island Condominium, located in Boulevard Kukulcan, Supermanzana A-2A, Segunda Etapa, Zona Hotelera del A Ciudad de Cancun, Municipio de Benito Juarez, Quintana Roo.

“ Vivid Hotel ” means the Hyatt Vivid Grand Island® hotel operated in terms of the Hotel Operation Agreement, within the Grand Island Condominium, located on Boulevard Kukulcan, Supermanzana A-2A, Segunda Etapa, Zona Hotelera del A Ciudad de Cancun, Municipio de Benito Juarez, Quintana Roo.

“Taxes” means any tax, duty, contribution, tax, withholding, deduction, charge, lien or other tax liability together with interest, surcharges, penalties, fines or charges arising therefrom which are generated in accordance with applicable tax provisions or imposed by Government Authority on a person.

“Default” means any event, act or situation that, by notice or over time, or both, constitutes a cause of Early Expiration.

“Confidential Information” has the meaning ascribed to it in Clause Tenth Ninth, subsection (b) of this Agreement.

“Financial information” means each and every one, as the context requires, (i) the annual, individual and audited financial statements of the Borrower and (ii) the quarterly financial statements, individual of the Borrower, in each case, prepared in accordance with the IFRS, applied in a consistent manner, including their analytical relationships (which shall include, without limitation, (and) accounts receivable, property and equipment, right-of-use assets, suppliers, long-term documents payable (including the current portion) and Financial Lease Obligations (including the current portion); and (z) those others that the Lender notifies the Borrower from time to time).

“Property under Guarantee” means, jointly, the Privative Unit 4 and the Privative Unit 5 and, where appropriate, as appropriate, the Privative Unit 3, once the mortgage on the Privative Unit 3 has been constituted in accordance with the provisions of Clause Tenth Second, paragraph (w) of this Agreement.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Eligible Institution” means any financial institution that is considered to be a member of the Mexican financial system under Article 7 of the Income Tax Law and/or a foreign financial institution.

“Foreign financial institution” means, (1) any foreign financial institution that (i) complies with the provisions of Article 166, section I, subsection (a), numeral 2, and Section VI of the Transitional Second Article, of the Income Tax Law and submit to the Tax Administration Service the information requested by it in accordance with the general rules issued for this purpose; (ii) is resident for tax purposes in a country with which a treaty to avoid double taxation with Mexico is in force and complies with the requirements established in that treaty to apply the rates provided for in it for the payment of interest, and (iii) is the beneficial owner of the interest paid by the Borrower and/or, where appropriate, by the joint-stock obligors, and/or (2) any financing entity residing abroad dedicated to promoting export through the provision of loans or guarantees on preferential terms.

“VAT” means Value Added Tax or any tax that replaces it.

“Anti-Corruption Legislation” means all the laws and regulations in force regarding anti-corruption applicable to the Borrower, the Joint Obligors, and any person who exercises Control over any of them, including, without limitation, (i) the Mexican laws that make up the National Anti-Corruption System (or those that abrogate or replace them), including but not limited to the General Administrative Responsibilities Act and the Federal Criminal Code, (ii) the FCPA, (iii) the Special Economic Measures Act, the United Nations Act, and the United Nations Act., the Freezing Assets of Corrupt Foreign Officials Act, Section II of the Canadian Penal Code, and the Export and Import Permits Act, all issued by Canada, (iv) the United Kingdom Bribery Act 2010 ("United Kingdom Bribery Act 2010"), and (v) international treaties and conventions such as the Convention to Combat Bribery of Foreign Public Officials in International Business Transactions of the Organisation for Economic Co-operation and Development (OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions) and UN Convention Against Corruption ).

“Anti-Money Laundering Legislation” means the applicable legislation regarding, or relating to, money laundering or terrorist financing applicable to the Borrower, the Joint Obligors, and the Persons exercising Control over any of them, including, without limitation, the FCPA, the Money Laundering Control Act of 1986 issued by the United States of America and the Bank Secrecy Act of the United States of America, the Unlawful Resources and Terrorist Financing Act (Proceeds of Crime (Money Laundering) and Terrorist Financing Act) issued by Canada, as well as the Federal Law for the Prevention and Identification of Operations with Unlawful Resources, the Credit Institutions Act, and the Federal Penal Code of Mexico, and any other law or regulation that implements such laws, including any modifications thereto from time to time.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Applicable Law” means, with respect to any person, (i) any law, regulation, rule, code, constitution, statute, ordinance, order, agreement, provision, decree, circular, treaty, convention, Protocol, program, manual, rule (including any official Mexican standard), guideline, guideline or any other legal precept, as well as any prohibition, restriction or permission, in each case, issued by any Government Authority applicable to such person or to any of its assets and (ii) any judgment, award, resolution, order or request of any Government Authority or arbitrator with respect to any claim, action, litigation, proceeding or investigation in which such person is a party or any of its assets is subject.

“Prohibited Nations Act” means, to the extent applicable to the Borrower, the Joint Obligors, and the Persons exercising Control over any of them, the Trading with Enemy Act, 50 U.S.C. app. §§ 1-44 (2006), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1707 (2006), the USA PATRIOT Act, the Cuban Liberty and Democratic Solidarity Act (Helms-Burton Act), Pub. L. No. 104-114, 110 Stat. 785 (1996), related regulations issued by OFAC, including the Cuban Assets Control Regulations, and any similar laws or government acts of the United States of America or Mexico, as applicable.

“Environmental Laws” means any applicable law or judgment, award, resolution, order, decree or requirement issued by any Government Authority in relation to the environment or the effect of the environment on human health in relation to emissions, discharges, wastes or releases of pollutants, hazardous materials or wastes to the environment, including air, surface or groundwater or land, or otherwise in connection with the generation, use, handling, transportation, storage, storage, storage, treatment or disposal of contaminants, hazardous or waste materials or cleaning or any other remediation of any contaminants, hazardous materials or wastes. The term “environmental laws” includes, without limitation, the General Law of Ecological Balance and Environmental Protection, the Federal Law of Environmental Responsibility, the National Waters Law, the General Law for the Prevention and Integral Management of Waste, the General Law of Health and their respective regulations, as well as the General Law for the Prevention and Management of Waste. and applicable official Mexican standards.

“Sanitary Laws” means any applicable law on health, health, safety, and hygiene matters, including the General Health Law, and their respective regulations and official Mexican standards.

“LGTOC” means the General Law on Securities and Credit Operations, as amended at any time.

“SHCP List” has the meaning attributed to it in Declaration I, paragraph (ll) of this Agreement.

“List of the European Union” has the meaning attributed to it in Declaration I, paragraph (ll) of this Agreement.

“List of the United Nations” has the meaning attributed to it in Declaration I, paragraph (ll) of this Agreement.

“OFAC Lists” has the meaning ascribed to it in Declaration I, paragraph (ll) of this Agreement.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Restricted Persons Lists” has the meaning ascribed to it in Declaration I, paragraph (ll) of this Agreement.

“ Applicable margin ” means:

Pay Period	Applicable Margin
From the date of the first disposition of the credit up to and including, the last day of the fourth interest period	375 base points
From and including the first day of the fifth interest period up to and including, the last day of the eighth interest period	400 base points
From and including the first day of the Ninth Interest Period and until the Maturity Date or the full amount of the credit balance is paid, whichever is later	425 base points

“Hazardous Materials” means any biological-infectious, caustic, corrosive, explosive, flammable, toxic, radioactive, reactive or otherwise dangerous, including petroleum, its derivatives and by-products and other hydrocarbons, or any substance or material having any constituent element with any of the above characteristics. The term “hazardous materials” shall include any substance or material considered under environmental law as “hazardous material”, “hazardous waste”, “toxic substance” or “contaminant”.

“Mexico” has the meaning attributed to it in Declaration I, subsection (a), of this Agreement.

“Amount of Credit” has the meaning ascribed to it in Clause Two of this Agreement.

“Nafin” means National Financial, National Credit Society, Development Banking Institution, as accrediting under this Agreement.

“IFRS” or “IFRS” means the international financial reporting standards issued by the International Accounting Standards Board.

“Compliance Obligations” means, with respect to any action to prevent or detect a Financial Crime, the obligations of the Lender and/or its regulatory or supervisory authorities to comply with (i) any legislation, regulation, ordinance, rule, judgment, judgment, or other law. decree, guideline, regime of international sanctions, court order, agreement entered into between any supervisory and regulatory authority of the Lender and any governmental authority, or contract or treaty between governmental authorities (which is binding on the Lender or its regulatory or supervisory authorities) whether local or foreign and subject to applicable, or any international guidelines, (ii) any valid requirement of government authorities or any obligation under applicable law or regulations to submit reports or reports, including any regulatory reporting in connection with any transaction, make disclosures and other actions, and (iii) applicable legislation or regulations that require the Lender to verify the identity of the Borrower and the Joint Obligors.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Joint Obligors” has the meaning attributed to it in the Proemio of this Contract.

“OFAC” has the meaning ascribed to it in Declaration I, paragraph (ll) of this Agreement.

“Project Operator” means AMR Operaciones MX, S. de R.L. de C.V., or that other person who replaces it from time to time.

“Payment” means the payment(s) containing the legend “non-negotiable” in terms of the provisions of Article 25 of the LGTOC, subscribed by the Borrower, as a Subscriber, and the Joint Obligors, as endorsers, in favor of the Lender, and substantially under the terms of Schedule “D” of this Agreement, including any other payment that replaces or replaces any other payment in accordance with this Agreement.

“Mandatory advance payment” has the meaning attributed to it in Clause Novena, subsection (b) of this Agreement.

“Voluntary Advance Payment” has the meaning attributed to it in Clause Novena, subsection (a) of this Agreement.

“Period of Disposition” means the period during which the Borrower will make the provisions of the Credit in accordance with the provisions of this Agreement, which shall commence, (i) with respect to Tranche A, on the Closing Date and will end on the date that is 6 (six) months following the Closing Date; and (ii) with respect to Section B, on the Closing Date and shall terminate on the date that is 2 (two) years and 9 (nine) months following the Closing Date; provided that, in the event that the corresponding calendar day is not a working day, it shall be understood that the period, with respect to each tranche, as the case may be, shall end the immediate preceding working day.

“Interest Period” means each quarterly period on the basis of which the interest accruing on the insolute balance of the principal sum of each provision concerned shall be calculated; provided that, (i) the first Interest Period in respect of each applicable provision shall commence (excluding) on the respective Disposition Date and shall terminate (including) on the following Immediate Interest Payment Date, and (ii) subsequent interest periods shall commence (excluding) the day the preceding Immediate Interest Period is terminated and shall conclude (including) on the following Immediate Interest Payment Date; provided that: (a) if the Interest Payment Date is not a Business Day, the corresponding payment shall be made on the immediately following Business Day without interest recalculation, and (b) the last Interest Period shall end on the same Last Interest Payment Date which shall occur precisely on the Due Date.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
If (a) the Interest Payment Date is not a Business Day, then the applicable payment will be made on the immediately following Business Day (without interest recalculation), and (b) any interest period in effect on the Maturity Date shall terminate on such date, or in case this is a business day, on the immediate previous business day.

“Permission” means, with respect to any person or, any approval, authorization, consent, permission, license, concession, certificate, constancy, exemption, waiver, notice or registration or similar or equivalent administrative act, of any nature and regardless of name, granted by or performed before (or to be granted by or before) any Government Authority in favor of such person or whether granted by positive act or deemed granted by the failure to respond by the Government Authority within a certain period of time in accordance with applicable laws.

“Person” means a natural person, partnership, corporation, joint venture, limited liability company, trust, co-investment, or any other business entity or governmental authority, whether or not it has its own legal personality.

“Indemnified Person” has the meaning ascribed to it in Clause Twenty-Fifth of this Agreement.

“Related Persons” has the meaning ascribed to it in Statement I, paragraph (ff) of this Agreement.

“Pesos” or “PS$” means the legal tender currency in Mexico.

“Planes” means the plans and specifications for the construction of the project.

“Negotiation Term” has the meaning ascribed to it in Clause Sixteenth of this Agreement.

“ Insurances Insurance Policies” means the insurance policies described in Annex “O” of this Agreement, which the Borrower has contracted or contracted, directly or through the Mortgage Guarantor, on Private Unit 4 and Private Unit 5, or the Private Unit 3, with insurance institutions acceptable to the Lender that covers the constructions, buildings, structures, extensions, extensions and improvements of any nature on such properties that are made during its construction and after its completion, against all insurable risks, including without limitation, damage caused by earthquake, flood, explosion, fire, lightning, hail, hurricanes, strikes and popular riots, aircraft crash, damage caused by third parties, terrorist acts, as they are renewed, replaced and / or replaced from time to time.

“Budget” means the budget for the construction and development of the project that has been delivered to the Lender and approved by the Technical Advisor.

“Construction Program” means the work program for the construction of the project that has been delivered to the Lender and approved by the Technical Advisor.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Project” means constructions, land, equipment, facilities, furniture, common areas and other assets necessary for the exploitation of the first phase of the tourism project called "Grand Island" located in the Grand Island Condominium, which will have 1.016 (one thousand sixteen) hotel keys (rooms) operated by an all-inclusive concept . the main components of which will be the Dreams Hotel and the Vivid Hotel, as well as their respective service areas, BOH restaurants, crystal lagoons, water parks, retail villages, spas, swimming pools, convention centers, marinas, gyms, bars, among other areas and services.

“Patrimonial Relation” means, with respect to each Joint Obligors, the detailed list of all its real estate, furniture, whether tangible and intangible, and rights located in Mexico and abroad, including but not limited to, houses, cars, boats, bank and securities accounts, and other assets. titles of shares and social parts representative of the social capital of people.

“Progress Report and Work Program” means the report prepared by the Technical Advisor that must contain at least the information indicated in Clause Tenth Second, subsection (c) of this Agreement.

“RUG” means the Single Registry of Mobilistic Guarantees.

“Sanctions” has the meaning attributed to it in Declaration I, paragraph (ll) of this Agreement.

“Unmet Credit Balance” means, at any time, the sum of the principal amounts of the credit disposed by the Borrower and which have not been amortized under this Agreement.

“Target Balance of the Debt Service Reserve Fund” means, on any calculation date, an amount in dollars equal to the sum of the ordinary interest corresponding to 3 (three) months in respect of the Insolute Balance of the Credit payable by the Borrower on the Immediate Interest Payment Date following the calculation date in question.

“Request for Provision” has the meaning ascribed to it in Clause Three, subsection (b) of this Agreement.

“Solvent” means, with respect to any person, at any time, that said person (i) is not in any of the cases to be declared in commercial contest in accordance with the provisions of Articles 9, 10 and 11 of the Commercial Contests Law (or any legal provision that replaces them), or (ii) has not admitted or has been declared incapable of fulfilling its obligations in a generalized manner, or (iii) is not subject to an intervention process or any similar figure, in accordance with any applicable legislation in relation to the rights of creditors in general, or (iv) is not in a case of dissolution in terms of the General Law of Commercial Companies.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“Subsidiary” means, in respect of any person, any other person of whom (or in which) more than 50% (fifty percent) of (i) in the event of a corporation, the issued and outstanding shares of the Social Capital with voting rights; (ii) in the case of a limited liability company, partnership, or co-investment, the shares of the company or the share in the capital or profits of such limited liability company, partnership or co-investment; or (iii) in the case of a trust or similar figure, the right to participate in the assets of the trust, at that time, directly or indirectly, is owned by, or controlled by, (x) such person, (y) such person and one or more of its subsidiaries, or (z) one or more of such person's subsidiaries.

“Default Interest Rate” has the meaning attributed to it in Clause Eight of this Agreement.

“Ordinary Interest Rate” means the SOFR rate plus the applicable margin.

“Term SOFR ”, “ Term SOFR rate ” and/or “ Reference rate ” means for each interest period, a rate equal to the Term Secured Overnight Financing Rate (Term SOFR) posted for a period of 3 (three) months on the website of the Chicago MercantileExchange Group (https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html), or any other page or system that replaces it, appearing 2 (two) business days prior to each Disposition Date, provided that, in the event of review and adjustment of the forward SOFR rate, the one appearing 2 (two) business days before the date of such review and adjustment shall apply.  If the published forward SOFR rate has more than four decimal places, rounding must be applied based on the following: (i) If the fifth decimal is equal to or greater than 5 (five), then the fourth decimal must be rounded up; and (ii) if the fifth decimal is less than 5 (five), the fourth decimal should be rounded down.

“ Substitute Fee” has the meaning attributed to it in Clause Seven, subsection (b), of this Agreement.

“Related Third Parties” has the meaning ascribed to it in Declaration I, paragraph (ff) of this Agreement.

“Section A” has the meaning attributed to it in Clause Two, subsection (i), of this Contract.

“Section B” has the meaning attributed to it in Clause Two, paragraph (ii), of this Contract.

“Sections” means, together, Section A and Section B.

“ Privative Unit 3” means the exclusive property unit 03, which is part of the Grand Island Condominium, with residential tourist use condominium, as established for the permitted use under the applicable urban development program, located on Boulevard Kukulcan, Supermanzana A-2 “A” Second Stage, hotel Zone of the City of Cancun, Municipality of Benito Juarez State of Quintana Roo, with an area of 73,785.32 square meters, which is registered in the Public Registry of Property of the State of Quintan Roo, in electronic folio number 423313, land that is part of the project.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
“ Privative Unit 4” means the exclusive property unit 04, which is part of the Grand Island Condominium, with residential tourist use condominium, as established for the permitted use under the applicable urban development program, located on Boulevard Kukulcan, Supermanzana A-2 “A” Second Stage, hotel Zone of the City of Cancun, Municipality of Benito Juarez State of Quintana Roo, with an area of 21,473.30 square meters, which is registered in the Public Registry of Property of the State of Quintan Roo, in electronic folio number 423314, land that is part of the project.

“ Privative Unit 5” means the exclusive property unit 05, which is part of the Grand Island Condominium, with residential tourist use condominium, as established for the permitted use under the applicable urban development program, located on Boulevard Kukulcan, Supermanzana A-2 “A” Second Stage, hotel Zone of the City of Cancun, Municipality of Benito Juarez State of Quintana Roo, with an area of 27,632.44 square meters, which is registered in the Public Registry of Property of the State of Quintan Roo, in electronic folio number 423315, land that is part of the project.

“Sale of Assets” means, with respect to any person, any sale, transmission or any other disposition (or series of sales, transmissions or related provisions) made by such person, including any disposition as a result of a merger, consolidation or similar transaction, of (i) all or substantially all ownership of any division or line of business of such person, or (ii) such person’s accounts receivable; provided that it shall not be deemed “Sale of Assets”, (1) the sale of inventory in the ordinary course of business and in accordance with past practices, (2) the sale of equipment obsolete or not necessary for the ordinary course of business, and (3) sales ordered by any Government Authority or by applicable legal provision, provided that in the case of subsection (2), the resources from the sale are reinvested in the Borrower and/or the Joint Obligors, as the case may be, within 180 (one hundred and eighty) calendar days following their disposal.

(b)          Rules of interpretation. In this Agreement:

(i)        the terms used with initial capital letters shall be equally applicable in the singular to the singular and plural forms in accordance with their respective meanings;

(ii)          where the context so requires, any pronoun shall include the corresponding male or female or neutral form;

(iii)        References to this Agreement or any other agreement, agreement or document, or any specific provision thereof, shall be construed as references to such instrument or provision as modified, supplemented or added in accordance with their respective terms;

(iv)         All references to Clauses, Sections, Sections, Paragraphs and Annexes shall be construed in respect of the Clauses, Sections, Sections, Paragraphs and Annexes of this Agreement, unless otherwise inferred from the context;

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(v)          Any and all Annexes attached to this Agreement form an integral part thereof;

(vi)        The words “including” “include” and “include” shall be deemed to be followed by the phrase “without limitation”, except as expressly provided otherwise in this Agreement;

(vii)        any law, regulation, rule or rule defined means such law, regulation, rule or rule as modified, amended, added or replaced by a law, regulation, rule or comparable rule or by laws, regulations, rules or rules replacing them, and includes any regulations or rules promulgated pursuant thereto, as well as any judicial or administrative interpretation of such law, regulation, rule or rule;

(viii)       A person (including a part of this Agreement) includes any permitted assignee or assignee of such person;

(ix)         Any accounting terms not expressly defined in this Agreement and all financial information that the Borrower or any other person is required to provide under this Agreement shall be construed and prepared in accordance with IFRS, any accounting concepts that are not defined in subsection (a) above shall have the meaning corresponding to such concepts in accordance with the IFRS; and

(x)         For the purpose of any conversions or calculations from pesos to dollars to be carried out in accordance with this Agreement, the exchange rate published by the Bank of Mexico in the Official Journal of the Federation shall be taken on the date on which such conversion or calculation is carried out (exchange rate fix), except for the case provided for in Clause 2, which shall be governed by the provisions of said Clause.

SECOND. Simple credit opening.

Subject to the terms and conditions set forth in this Agreement, the Borrower Holder makes available to the Borrower Holder, who accepts and agrees to pay it in accordance with the terms of this Agreement, a simple credit for the total amount up to US$70,378,283.27 (seventy million three hundred seventy-eight thousand two hundred eighty-three dollars 27/100) (the “amount of credit” or the “credit”). This credit will be divided into two tranches:

(i)         A credit in the amount of US$52,854,105.51 (fifty-two million eight hundred fifty-four thousand one hundred five dollars 51/100) (the “Tranche A”); and

(ii)       A credit in an amount not to exceed US$17,524,177.76 (seventeen million five hundred twenty-four thousand one hundred and seventy-seven dollars 76/100) (the “Tranche B”); provided that, the sum of the principal amounts of tranche A and tranche B may in no case exceed the amount of the credit.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
In accordance with the provisions of Article 292 (two hundred ninety-two) of the General Law on Credit Securities and Operations, the amount of the credit does not include interest or other sums (except for principal) caused by it.

The amounts provided under this Agreement and paid by the Borrower (or on behalf of the Borrower), may not be rearranged by the Borrower.

THIRD. Disposition of Credit.

(a)        Provisions. Subject to the provisions of this Agreement, the Borrower Party may dispose of the Credit, and consequently it will be disbursed by the Borrower Party, through one or more provisions (each, a “provision” and, jointly, the “provisions”), on the date identified as the “Disposition Date” in the corresponding Disposition Request (a “Disposition Date”) during the period of the disposition of the credit, provided that the Borrower has delivered to the Borrower a Disposition Request in accordance with the provisions of subparagraph (b) below. The total unsolute balance of the principal, with respect to the provisions made by the Borrower, may in no case exceed the total amount of the credit; provided that the provisions will always be made considering the capacity.

(b)        Disposition Request . For the purpose of making each provision, the Borrower Member shall provide the Borrower Member, at least five (5) business days prior to each subsequent Disposition Date, with a Request for Disposition signed by an authorized officer of the Borrower Member, along with all its annexes, files, documents and appendices, before 11:00, and in terms substantially equal to the format attached to this Agreement as Exhibit “E” (each, a “Request for Disposition”), in which it is specified, at least (i) the principal amount of Tranche A and/or the principal amount of Tranche B corresponding to that Provision; (ii) the destination of the Resources for each Tranche; (iii) the corresponding Disposition Date; (iv) specify the amount equivalent to the Target Balance of the Debt Service Reserve Fund; (v) the Dispositions Account into which the crediting party must deposit the resources of the respective provision; and (vi) that there is and will not be a breach or cause of Early Expiration after giving effect to the provision concerned, provided that, the Lender shall have the right to reject such request for disposition only if it is not delivered together with all its annexes, files, documents and appendices, or if it is delivered with missing information or documentation.

The obligation of the Lender to disburse the corresponding provision will only be in force during the period of disposition, so once the period of disposition of the credit has ended, there will be no obligations to disburse the creditor, even for any amount not disposed.

The delivery of the Borrower to the Borrower of any request for disposition constitutes the irrevocable request by the Borrower for the Borrower to disburse the amounts established therein, so that, in the event that the Borrower cancels the provision requested, or for any other reason attributable to the Borrower does not have the amounts requested Once the request for disposition has been delivered, the Borrower will be obliged to indemnify the Borrower for any loss, cost or expense generated by such cancellation (including funding break costs).

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(c)       Terms for provisions; promissory notes. The parties expressly acknowledge and agree that (i) the subscription and delivery of the Promissory Note substantially under the terms set forth in Annex “D”. that evidences the total principal amount of the section A and the section B that has been arranged shall be made for the sole purpose of documenting the corresponding provisions that may be made periodically according to section A and/or section B, as the case may be, and shall not constitute novation or modification of this Agreement; (ii) Subject to the provisions of Clause Seventeenth of this Agreement, the Borrower Authorizer authorizes the Borrower to assign its rights in respect of the Credit, therefore, the Borrower will be obliged to issue in favor of any assignee of the accrediting a new Promissory Note that evidences the ownership of the rights assigned, and the Joint Obligors will be obliged to subscribe them as endorsers, within a period of 7 (seven) working days following the notification received by the Borrower person, for such purposes the simple notification of the assignment by the Lender is sufficient, provided that, for such purposes, the original notes or notes issued in favor of the Creditor shall be replaced and canceled upon delivery of the new notes; (iii) at any time, in the event that the terms of the notes or notes do not reflect the terms of this Agreement, the Lender may request from the Borrower the exchange of the notes that document the amounts arranged in Section A and/or Section B, as the case may be, in order to reflect the terms of this Agreement, in which case, the Borrower Party and the Joint Obligations shall only be obliged to deliver the new Promissory Note in exchange for the canceled Promissory Note; and (iv) in the event of any discrepancy between the provisions of the Promissory Notes and the provisions of this Agreement, the provisions of this Agreement shall prevail.

Each provision shall be subject to compliance with the conditions for the realization of such provision set forth in Clause Fourteenth, including, with respect to the first provision of Tranche A and/or Tranche B, as the case may be, the delivery to the Lender of the notes. The parties have agreed to the contrary with respect to the provisions of Article 299 of the LGTOC, so that the creditor will be entitled to assign or deduct this credit (including the notes), before or after its expiration, in accordance with the terms and conditions of this Agreement.

(d)        Payment of the provisions. No later than 17:00, (Mexico City Time) of the Disposition Date set forth in the applicable Disposition Request, provided that the same has been delivered in accordance with the provisions of subparagraph (b) above and the corresponding conditions for the provision in question have been met with respect to Section A and/or Section B, the Lender shall deposit to the Borrower the amounts of the corresponding disposition, in dollars and immediately available funds, in the Dispositions Account for which, in this act, the Borrower irrevocably instructs the Lender.  The Borrower acknowledges and agrees that each provision made by the Borrower Member is made through its deposit and/or accreditation in the account of provisions so that, for all legal purposes to which there may be, such deposit or accreditation shall be considered as provided by the Borrower, the Borrower being obliged to pay in terms of this Agreement and the other credit documents.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
Likewise, the parties agree that for the purposes of the establishment and maintenance of the Debt Service Reserve Fund up to the Target Balance of the Debt Service Reserve Fund, once the provisions relating to tranche B are delivered to the Borrower person in the account of provisions as provided for in the preceding paragraph immediately, the Borrower Party undertakes to transfer the amounts corresponding to the Debt Service Reserve Fund Account on the same day on which it has received the provision of tranche B in question in the Dispositions Account. The foregoing, provided that, if the Debt Service Reserve Fund Account is not open or available under the Trust Agreement on the date of the first provision of Tranche A and/or Tranche B, the Borrower Party shall transfer the amount corresponding to the Account instructed by the Borrower Party in writing in order to maintain the appropriate resources for the establishment of the Debt Service Reserve Fund in accordance with the terms of this Agreement, and once the Debt Service Reserve Fund account is open and operating under the Trust Agreement, as notified by the Borrower, the Borrower will transfer the respective amount to the Borrower, who undertakes to transfer such amounts to the Debt Service Reserve Fund Account on the same day on which he has received the resources.

FOURTH. Destination of credit.

The Borrower will use the credit resources solely and exclusively for the following:

(i)
With respect to tranche A, exclusively to satisfy their working capital needs and corporate uses of the Borrower, specifically to the payment of the amounts derived from construction, final equipment, pre-operative expenses, start and start of operations of the project according to the Initial Budget approved by the Technical Advisor as certified in terms substantially equal to the certificate format attached hereto as Annex “F” and for the payment of corporate debt. The extra cost that may arise from the construction of the project must be absorbed by the shareholders of the Borrower; and

(ii)
With respect to Section B, for the payment of costs and expenses related to the conclusion and formalization of this Agreement and the other credit documents, including commissions, legal counsel fees and funding in numerary of the Debt Service Reserve Fund account.

FIFTH. Amortization of credit.

(a)       Amortization of credit. Notwithstanding the obligation to make Mandatory Advance Payments pursuant to the terms of this Agreement, the Borrower agrees to pay to the Borrower, without prior notice, the Insolute Balance of the Credit on the Due Date without deduction or compensation, in funds immediately available in the crediting account, provided that, the insolute principal sum of the credit, as well as the interest, accessories, commissions and any other amounts payable in respect of the credit shall be paid in full precisely on the Due Date.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
SIXTH. Commissions.

(a)          Structuring Fee . The Borrower is obliged to pay the Borrower a non-refundable fee in dollars for structuring the credit in the amount equivalent to the result of multiplying the amount of the credit by 1.00% (one percent), plus the corresponding VAT, which will be payable in the Borrower Account, with the resources of the first provision of Section B no later than the first Disposition Date concerned (the “Structuring Commission”).

Furthermore, the parties agree that for the purposes of the payment of the structuring fee, once the provision for tranche B is delivered to the person credited in the Dispositions Account, the credited party undertakes to transfer this amount to the credit card account on the same day that the provision of tranche B in question has been received in the Dispositions Account.

(b)         Dispensation Processing Fee . The Borrower person is obliged to pay the Lender, in a single exhibition, a non-refundable commission in the amount of US$5,000.00 (five thousand dollars 00/100), plus the corresponding VAT, for each request for waiver, consent, modification, etc. waiver or authorization made at any time during the term of this Agreement in connection with any credit document (the “Waiver Processing Fee”). Each waiver processing fee will be paid to the creditator's account on the date it is requested. Each request for waiver, consent, modification, waiver or authorization must be accompanied by all the necessary documentation for its analysis and support.

(c)          Commission for Unwilling Balances . The Borrower Party is obliged to pay the Borrower Party a commission in dollars equivalent to 0.50% (zero point fifty percent) annually on the average daily balance not disposed of the credit, plus the corresponding VAT (the “Commission for Undisposed Balances”) and only during the period of disposition. Such commission shall accrue from the Closing Date and shall be paid on each anniversary date of the Closing Date on the unpaid daily portion of the amount of the credit in force during each of the days actually elapsed in the period in question.

SEVENTH. Ordinary Interests .

(a)         Ordinary Interest Rate . The Borrower Party undertakes to pay the creditator, without prior notice, ordinary interest on the Insolute Balance of the Credit, for each interest period from the date of each provision and as long as the credit is not fully paid, at an annual interest rate for each interest period equivalent to the Ordinary Interest Rate.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(b)          Override the forward SOFR rate .  If for any reason the forward SOFR rate disappears or a transition event of the forward SOFR rate occurs, the Lender will notify the Borrower person so that within 10 (ten) business days following such notification, carry out the necessary actions to agree on the necessary modifications in order to determine a new reference rate, which may or may not include an adjustment in the value of percentage points or interest rate surtax that is applicable by reason of the measurement parameters and/or calculation of the new reference rate proposed as a substitute for the forward SOFR rate, depending on what the market rules dictate (at that interest rate, the “Substitute Rate”). Once the parties agree on the Substitute Fee, the Borrower and the joint-liable parties hereby undertake to enter into, within a period not exceeding 5 (five) working days from the date on which the Parties have agreed on the Substitute Fee, an agreement modifying this Agreement and replacing any Notes entered into to replace the Interest Rate with the Substitute Rate in this Agreement and the Notes entered into. The parties agree that the application of the Substitute Fee takes effect from the date on which the transition event of the forward SOFR Fee occurred.

In the event that the Parties fail to agree on the determination of the Substitute Rate, such event shall constitute an Early Expiration Cause and therefore the Creditor shall be entitled to early forfeit the Credit under the terms of Clause Tenth and, therefore, the credited party will be obliged to pay in advance the total amount of the unsolved credit balance as of that date, within a period not exceeding 48 (forty-eight hours) following the notification.

For purposes of this Clause, a “Forward SOFR Rate Transition Event” shall be deemed to occur if any of the following events occur:

(i)
A public statement or publication by, or on behalf of, the authorized SOFR forward rate administrator(s) or provider(s), announcing that such administrator or provider, as applicable, has ceased or will cease providing the SOFR forward rate permanently or indefinitely provided that, at the time of such statement or publication, there is no administrator or substitute supplier who continues to provide the referral fee;

(ii)
a statement, statement, publication, decree or any determination of the relevant regulatory financial authorities, by declaring that the authorized SOFR forward rate provider(s) will no longer publish the forward rate and/or that the forward rate will no longer be used for the purposes for which it is representative as a reference calculation methodology, and provided that the financial authorities do not establish a fee to replace it (in accordance with the calculation parameters originally agreed with the Borrower party) and/or there is no substitute administrator or supplier who continues to provide the forward-looking SOFR fee;

(iii)
The public statement of the Bank of Mexico announcing that it has ceased or will cease to consider the forward SOFR rate permanently or indefinitely as a reference rate for loans granted in dollars in Mexico, and the modification to the respective regulation issued by the Bank of Mexico;

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(iv)	The forward SOFR fee cannot be applied to this Agreement in accordance with applicable law or arising from a final and unappealable judgment; or

(v)	any other events that the market determines.

(c)          Interest Calculation . Ordinary interest shall be paid on each Interest Payment Date, in past due periods and shall be calculated for the number of days actually elapsed on the basis of one year of 360 (three hundred sixty) days, including the first of such days, but excluding the last; on the understanding that, the last Interest Payment Date must occur precisely on the Due Date. The Creditor shall communicate to the Borrower, by email or in person at the address indicated by the Borrower in Clause Twenty-First, as soon as possible, any interest rate determination made by it based on the provisions of this Agreement. Such determinations shall be, in the absence of manifest error, mandatory for the Borrower. The failure of such determination by the Lender shall not exempt the Borrower from the obligation to make the corresponding payment as calculated in good faith by the Borrower.

EIGHTH. Delinquent Interests .

(a)         In the event of a default in the payment of any principal amount payable under the Credit Agreement (excluding ordinary interest), there shall be accrued, in addition to ordinary interest, delinquent interest on such principal amount due and unpaid from the date such payment was due until full payment, at an annual rate equal to the Ordinary Interest Rate applicable during the period in which the default occurs and continues, as applicable, multiplied by 2.0 (two point zero) (the “Default Interest Rate”).

(b)          In order to calculate the Default Interest Rate, the applicable Default Interest Rate will be divided by 360 (three hundred and sixty) and the result will be applied to the unresolved and overdue balances, resulting in the delinquent interest on each day, which the credited party is obliged to pay on demand in accordance with this Agreement.

NINTH. Voluntary and Mandatory Advance Payments .

(a)          Voluntary Advance Payments . The Borrower Member may voluntarily make advance payments of the Insolute Credit Balance at any time (each, a “Voluntary Advance Payment”), either in whole or in part, indicating to which tranche the advance payment corresponds, upon written notice given to the Lender no later than 00 pm (twelve) hours, Mexico City time, on the day that is at least 12 3 (three) business days prior to the date on which the Voluntary Advance Payment is intended, provided that if the Voluntary Advance Payment is made on an Interest Payment Date, it will not generate any additional penalty or cost. If the Voluntary Advance Payment is made on a date other than the Interest Payment Date, it could result in funding break expenses and costs.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
The Borrower may pre-pay all or part of the Insolute Credit Balance, subject to the following: (i) irrevocable written notice is given to the Borrower at least 3 (three) business days prior to the date on which the applicable advance payment is intended; (ii) if it is a total advance payment, it shall include the interest accrued on the effective date of payment; (iii) in the case of a partial payment, the principal shall be applied to the principal balance of the older provisions and shall be made in a minimum amount of US$1,000,000.00 (one million US$00/100); and (iv) Interest accrued on the effective date of partial payment shall be due until the following Immediate Interest Payment Date.

In the event that the Borrower does not make any Voluntary Advance Payment that has notified the Borrower on the scheduled date for the same, the Borrower shall pay the Borrower, as soon as requested, any duly substantiated and documented costs or expenses incurred by the Lender in connection with such unmade advance payment.

(b)        Mandatory Advance Payments . The Borrower Party undertakes to pay in advance, in whole or in part, the Insolute Balance of the Credit and any interest, ordinary and delinquent, expenses, funding break costs and other credit accessories that are generated in connection with such advance payments, in any of the following cases and as indicated below (each, a “mandatory advance payment”):

(i)         Product of the issuance of additional bonds . The Borrower is obliged to pay the Unfunded Balance of the Credit, with the resources it receives directly or through the Issuing Trust, for the issuance of additional bonds in accordance with the bond issuance documents.

(ii)        Indemnities paid under the Insurance Policies of Inmuebles en Garantia. In the event that it is applicable under this Agreement, the Borrower Party undertakes to pay the Insolute Balance of the Credit with the resources derived from the collection of the Insurances of Insurances in Guarantee policies.

(iii)        Compensation for Expropriation Event. The Borrower is obliged to pay the Unmet Balance of the Credit with the resources arising from the payment of any compensation or compensation that the Borrower directly or through the Murano 2000 Trust or the Murano 4000 Trust, as the case may be, receives from any Government Authority for such purpose.

(iv)         Remnants and Distributions under the Bond Issuance Documents and the Insurgent Trust. The Borrower is obliged to pay the Insolute Balance of the Credit in the event that the Borrower receives directly, from the Issuing Trust and/or the Insurgent Trust, as the case may be, any recourse for remainder or payment of “distributions” or any similar concept or scheme pursuant to the Bond Issuance Documents and/or the Insurgent Trust, as applicable.

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Any mandatory advance payment, in whole or in part, must be made together with any ordinary and delinquent interest, expenses, funding breach costs and other credit accessories generated in connection with such advance payments. In order not to result in any additional penalty or cost, such mandatory advance payment shall be made on an Interest Payment Date immediately after the date on which the case for the mandatory advance payment is updated, in order for the Lender to apply it to cover amortizations of the credit in order of the oldest provisions. If the mandatory advance payment is made on a date other than the Interest Payment Date, it could result in funding break costs and expenses. Partial Mandatory Advance Payments in terms of this Agreement shall apply in their entirety pari-passu and in proportion to Tranche A and Tranche B.

TENTH. Place and method of payment.

(a)          (i)    The Borrower will make all principal, interest, commissions, funding break costs and any other amounts payable in respect of the credit, without any compensation, deductions or withholdings, in immediately available funds, before 12 pm (00 hours time of Mexico City, Mexico) the day the payment in question is due. Such payments shall be made in dollars to the creditor’s account or any other account that the creditor notifies the creditholder at least 3 (three) business days in advance.

(ii)         The Borrower will pay to the creditator all amounts of principal, interest, accessories, commissions, breaking funding costs and other amounts payable in accordance with the credit documents, without any withholding or deduction for concept or on account of any Tax that grave such amounts in the present or future. In the event that the Borrower is obliged to make any deduction or withholding of Tax in respect of any payment arising from this Agreement, the notes and/or any other document of the credit, then the Borrower person undertakes to (i) carry out the withholding or deduction and the corresponding whole before the respective Government Authority; (ii) pay the additional amount necessary to ensure that the creditor receives the full amount it would have received if such Taxes had not been paid or withheld (the “Additional Amounts”); and (iii) deliver to the Lender an original or certified copy of the document stating the withholding and entire amount withheld.

(b)          Any payment received by the Borrower under this Agreement shall be applied as follows:

First, for the payment of any Tax arising from the receipt of such partial payments;

Second, for the reimbursement of costs and expenses (including payment of indemnities and fees for the recovery of the credit) of the creditholder billed to the creditholder that are insolvent after its due date (which shall not be less than 5 (five) business days following the date on which the Borrower receives such invoice), as well as the payment of Fees payable pursuant to Clause Sixth of this Agreement, plus, if applicable, taxes that are generated in accordance with the applicable tax provisions;

third, for the payment of losses, costs and expenses generated by the breaking of funding, where appropriate;

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Fourthly, for the payment of accumulated and insolute delinquent interest on the credit, where appropriate;

Fifth, for the payment of accrued and insolute interest on the credit, where appropriate;

Sixthly, for the payment of any additional amounts payable, if any;

Seventh, upon payment of the outstanding unpaid principal balance of the credit in accordance with the terms of Clause Ninth above;

Eighth, at payment of the sum of principal insolute and overdue of the credit: And

Ninth, upon payment of any other amount payable in accordance with this Agreement and the other documents of the credit and if not, the surplus shall be promptly remitted to the Borrower.

(c)          Except as otherwise provided in this Agreement, in the event that any payment obligation of the Borrower is due on a day other than a business day or on a day which numerically does not exist in the calendar month in which such payment is due, such payment must be made the next business day.

FIRST TENTH. Joint Obligor .

(a)          In accordance with Articles 1987, 1988, 1989 and other applicable Articles of the Federal Civil Code, as well as the correlative articles of the Civil Codes applicable in the States of the Mexican Republic and Mexico City, each Joint Obligor in this act in an absolute manner, irrevocable and Unconditional shall constitute a joint obligation with respect to the performance of all obligations of the Borrower under this Agreement and all other credit documents, including payment of principal, interest and other amounts payable under this Agreement and all other credit documents, therefore, the Lender may demand the payment of said amounts indistinctly to the Borrower and / or the Joint Obligors, individually or jointly.

(b)        Each Joint Obligors is obliged to subscribe, as a guarantor, all the promissory notes that must be issued and, where appropriate, replaced, in accordance with the terms of this Contract.

(c)         In the event that either or both of the Joint Obligors make a payment in accordance with this Contract or the other documents of the credit, the Joint Obligors in question, or both, as appropriate, agree to subordinate their rights to the Borrower, not to repeat or initiate any action against the Borrower and not to require the refund of any amount paid by the Joint Obligor in question or both (which, if received, will keep in deposit obliging to release it immediately to the Borrower) until the date on which all payment obligations of the Borrower under this Agreement and the other documents of the Credit have been fulfilled in full.

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TWELFTH. Obligations to do.

During the term of this Agreement and as long as any amount payable pursuant to the credit documents remains insolute, and unless the Lender consents otherwise in writing, the Borrower and the joint ventures are bound, as each one corresponds to them, to the following:

(a)       Financial Information and Other Reports. The Borrower party undertakes to provide the Lender with respect to himself and his subsidiaries, the following information and documentation, with the opportunity and frequency indicated below:

(i)          Quarterly Financial Information . As soon as possible, but in any case within 60 (sixty) calendar days following the close of each quarter of each calendar year of each fiscal year, copies (physical or digital) of the financial statements duly signed by the representative or CEO and by the public accountant responsible for the Borrower and each of its subsidiaries, accompanied by the following analytical relationships: customers, other accounts receivable (including miscellaneous debtors and advance payments), deferred taxes (assets and liabilities), other accounts payable (including miscellaneous creditors and other accounts payable), itemized equity, administration fees, other products and other expenses, as well as the breakdown of depreciation and amortization to validate the EBITDA calculation.

(ii)     Annual Financial Information . As soon as possible, but in any case, within 180 (one hundred and eighty) calendar days following the closing of each fiscal year, the Borrower party is obliged to provide the accrediting party with copies (physical or digital). of the individual and consolidated financial statements issued by the independent public accountant for the previous financial year, accompanied by the respective opinion and the complete report including information on the evidence carried out in the audit. These financial statements must be signed by the representative or general manager of the Borrower and, where appropriate, each of its subsidiaries, as well as by the public accountant responsible for the preparation of the financial information contained in these financial statements.

(iii)     Additional information . Any other information relating to the financial situation or operations or of any other nature of the Borrower or its subsidiaries that is requested by the Borrower, in which case, the Borrower Member shall provide such information to the Borrower Member within 5 (five) business days of the date on which the relevant request is submitted or within the time period agreed by the Parties in the event that the preparation of the information requires additional time.

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(iv)      Information of the Joint Obligors. During the first 30 (thirty) calendar days of the beginning of each calendar semester, each of the Joint Obligors must present a Certificate of Confirmation of their Patrimonial Relationship substantially in terms of the model that is added to this as Annex “G”.

(v)       Certificate of Authorized Official . Within the time limits set forth in paragraphs (i) and (ii) above of this subsection (a), (1) a certificate of authorized official, substantially in the terms of the format attached hereto as Annex “H”, declaring that: (a) no cause of Early Expiration has occurred or that, if any, does not continue to exist, and if such event has occurred, and has not been previously communicated, you must specify the nature of the event and the measures that have been taken or are intended to remedy it; (B) is in compliance with the obligations to do and not do provided for in this Agreement; and (C) the Insurances of Insurances in Guarantee policies have not been contracted because in the insurance industry in Mexico no insurance of any kind, including against “all risk”, is offered on real property without buildings (land); (2) a certificate of manifestation of an authorized official responsible for the preparation of financial information in terms of the format attached hereto as Annex “I”; and (3) a capacity compliance certificate substantially in the terms of the format attached hereto as Annex “J”.

(b)       Credit Destination Check . The Creditor agrees to use the Credit Resources exclusively in accordance with Clause Four of this Agreement within a period not exceeding 60 (sixty) calendar days following the applicable Disposition Date. In addition, the Borrower Party undertakes to deliver to the Borrower Party, (i) within a period not exceeding 70 (seventy) calendar days following the corresponding Disposition Date, and (ii) at any time, at the request of the Borrower Party, within the period indicated by the Borrower Party in said application, a certificate signed by an authorized official of the Borrower in terms of Annex “K”, certifying the destination given to such resources, providing information and documentation evidencing the application of such resources (including, without limitation, the corresponding invoices or the Report of the Technical Advisor where the verification of the resources is evidenced) and confirm that these resources were applied within a period not exceeding 60 (sixty) calendar days counted from the date of the provision in question and in which is attached the certificate of the Technical Advisor confirming that the resources of each provision of the credit were used exclusively for the destination of the credit provided for in Clause Four and in accordance with the Construction and Budget Program in terms of Annex “K”. The Lender shall not be responsible for the use that the creditholder gives to the resources of the credit and the creditholder may request additional evidence for the due verification of the use of the resources of each provision.

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(c)          Project construction and project information.  The Borrower person is obliged to:

(i)          To complete the construction of the project in accordance with the Construction Program, the Plans and the Budget, as well as to complete the works of the project in accordance with the following: (1) partially no later than April 1, 2025, and (2) Hotel Dreams is fully operational, complying with the terms of the project no later than July 1, 2025, in accordance with the letter issued by the project operator.  The foregoing shall be verified by (A) the delivery of a partial termination report prepared by the Technical Advisor once notification of partial termination notice is obtained by the Project Operator within a period not exceeding 5 (five) business days after receipt such notification, together with a copy of such notification by the Project Operator; and (B) the delivery of a final report prepared by the Technical Advisor, once the Construction Program has been completed and the acceptance of the Project Operator is available, within a period not exceeding 5 (five) business days after receiving such acceptance. It must also be delivered to the accrediting party a copy of the acceptance letter by the project operator; and

(ii)        To submit to the Lender from the first provision and until the completion of the Construction Program during the first 15 (fifteen) calendar days of the beginning of each following calendar month, a report of the Technical Advisor detailing: (1) the physical progress of the Construction Program (including the status of the infrastructure and any modifications regarding permits, licenses and insurance), (2) the work budget detailing its financial advance and its possible variations expressly stating when this varies more than 10% (ten percent) regarding the first Construction Program reviewed and delivered for the formalization of the credit, and (3) a ratio of overcharges and payments by the project shareholders.

(d)         Reports on Environmental and Social Matters. The Borrower party is obliged to deliver to the Lender, with respect to SI and Operadora Hotelera G.I., S.A. de C.V., Operadora Hotelera I421 Premium, S.A. de C.V. and Operadora Hotelera I421, S.A. de C.V., or to the subsidiaries that represent 50% of the revenues of Murano PV, S.A. de C.V., during the life of the credit, as applicable, the following and in accordance with the terms set forth below:

(1)          Within the first 15 (fifteen) working days of the month of March of each year, copy (physical or digital) of the accusations of the determination of the labor risk premium before the Mexican Institute of Social Security in the name of the Borrower and its applicable subsidiaries and/or the service provider or staff administrator. In case of not being applicable, the Borrower must deliver to the Lender, at the latest within the first 15 (fifteen) working days of the month of March of each calendar year, a letter signed by a legal representative of the Borrower indicating the reason why the Borrower did not submit such information to the Mexican Social Security Institute.

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(2)          Within the first 15 (fifteen) working days of the month of July of each calendar year, copy of the Certificate of Receipt of the Annual Operating Certificate (COA) at the federal level before the Ministry of Environment and Natural Resources and / or corresponding state authority, with respect to the Borrower and its applicable subsidiaries. In the event that it is not applicable, the Borrower person must deliver to the Lender, at the latest within the first 15 (fifteen) working days of the month of July of each calendar year, a letter signed by a legal representative indicating the reason why the Borrower person did not file the Annual Operating Certificate with the Secretariat of Environment and Natural Resources and/or the corresponding state authority referred to in this subsection (2).

(3)         Within the first 30 (thirty) calendar days of each calendar year, submit a statement letter in terms of the format added to this Agreement as Annex “L” or in Annex “M”, as applicable, in which you report the legal status and the update regarding the fines, demands, environmental and social sanctions that you have incurred or manifest in your case of not having any. This letter must be signed by the legal representative of the Borrower.

(e)         Appraisals. The Borrower as soon as possible but in any case within the first 30 (thirty) calendar days of each calendar year, after the signing of this Contract, must provide the Borrower with a Commercial Valuation with respect to the Insured Properties, to the satisfaction of the Borrower, prepared by Valuation of Proyectos Vaproy, S.A. de C.V., or any other appraiser approved by the Lender; provided that, in the event that such appraisals are not delivered to the Lender, the Lender may request in writing to the Borrower person to update them, the Borrower party is obliged to cover the expenses and documented costs that the updating of the same generate and to give to the accrediting party evidence of the payment of said expenses and costs.

(f)          Notifications and Notices. The Borrower and the Joint Obligors are obliged to notify in writing to the Lender, as soon as possible, but in any case, within 5 (five) working days following the date on which they have become aware, of any of the following events: (i) a breach, stating the details of such breach and the actions it has taken or proposes to take to remedy such breach; (ii) any breach of any contractual obligation borne by the Borrower and/or the Joint Obligors (other than obligations assumed under this Agreement and other credit documents, as applicable) which has, or is expected to have, an adverse material effect, noting the details of such breach and the actions it has taken or proposes to take to remedy such breach; or (iii) any circumstance, event or event, of any nature whatsoever, including the existence of any litigation, judicial process, administrative proceeding before any Government Authority or labor dispute that has had the Borrower, any of its subsidiaries and/or joint obligors, that it has or is expected could have, an adverse material effect on the Borrower and / or any of the Joint Obligors.

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(g)       Preservation of Corporate Existence and Business Conduct. (i) The Borrower Party undertakes to maintain and maintain its legal existence and to continue the same commercial and business activities to which it is currently engaged in compliance with the sound commercial and market practices that apply to them for the type of commercial activity and DE business that currently operates.  In addition, the Borrower is obliged to ensure that its subsidiaries retain and maintain their legal existence and continue with the same commercial and business activities to which they are currently engaged in compliance with the sound commercial and market practices that apply to them for the type of commercial activity and business they perform.  (ii) Joint Obligors will continue to engage in the same type of activities and businesses to which they are currently engaged in compliance with the sound commercial and market practices that apply to them due to the type of commercial and business activity they carry out.

(h)         Books and Records. The Borrower and the Joint Obligors, as applicable to the Joint Obligors because they are natural persons, will keep their corporate books and books of records and accounts required in accordance with the applicable laws, including tax laws, in which there are complete and correct entries with respect to all commercial activities, financial transactions and assets of the Borrower and the Joint Obligors, whose entries will be made in accordance with the IFRS.

(i)          Inspection Rights to the Information and Assets of the Borrower, Joint Obligors and Mortgage Guarantor. The Borrower (in respect of itself, of its subsidiaries and the Mortgage Guarantor) and the joint-stock obligors are obliged, as they correspond to each one, to (i) allow the Borrower and its representatives, at all times, to inspect their activities, accounting books and records in relation to the destination of the credit provided for in Clause Four; (ii) have its employees and accountants cooperate and assist the Lender and its representatives in connection with any inspection visits or telephone conferences requested by the Lender; (iii) provide the Borrower with the information requested by the Borrower with respect to the destination of the credit provided for in Clause Four; and (iv) give the Borrower (or its advisers) access to the Borrower and its subsidiaries’ facilities, to those of the Secretarial Obligations and to those of the Mortgage Guarantor, including in the latter case the Insured Properties, for the purpose of examining, inspecting, auditing and verifying the accounting, financial and legal information of each of them, the physical condition of their assets, and with respect to Insured Properties, verify the physical state of the buildings that work in them, provided that in the course of such reviews, inspections, audits, visits and diligence, the Lender undertakes not to hinder the normal activities of the Borrower and its subsidiaries, of the Joint Obligors and of the Mortgage Guarantor.  Reasonable costs and expenses and documents incurred by the Lender for the inspections referred to in this subsection shall be paid by the Borrower and shall occur at least once a year.  The reviews and inspections will be carried out, prior written notification to the Borrower, the Subsidiaries, the Joint Obligors and/or the Mortgage Guarantor, as the case may be, with at least 10 (ten) working days in advance (except in the event that an Early Expiration Cause exists and continues, in which case no prior notice will be required and only prior written notice will be required without specific advance notice.)

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(j)        Conservation of Borrower Assets, of the Joint Obligors and Mortgage Guarantor . The Borrower and the Secured Obligations are obliged to maintain and retain, and the Borrower will make its subsidiaries and the Mortgage Guarantor maintain and retain, all its necessary assets and the Insured Properties, as appropriate, for the performance of their activities, in good operating condition and under normal operating conditions, except for ordinary wear and tear.

(k)       Prelation of payment. With the exception of the payment obligations assumed by the Borrower, in its capacity as guarantor, in accordance with the documents of the issuance of bonds, the Borrower and the Joint Obligors are obliged to carry out all the necessary acts so that, at all times, the Borrower and the obligors are obliged to carry out all the necessary acts so that, the rights of the Lender under this Agreement, the notes and other documents of the credit constitute obligations of the Borrower and, if applicable, of the joint obligors, at least with an equivalent prelation (pari passu) in relation to the current or future payment obligations, direct and non-subordinated of the Borrower and of the Joint Obligors that derive from any contractual or legal relationship (except for those payment obligations that have preference under the applicable Law).

(l)          Compliance with Laws. The Borrower is obligated to comply, and will make its subsidiaries (including those representing 50% of the Borrower’s income) comply, and the Joint Obligors are obligated to comply (directly or through a person in respect of whom they have a stake in the share capital of that person or, if it is a trust, because they are holders of trustee rights), (i) with the specifications established by the area referred to as the Accreditation Environmental and Social Risk Management System (as applicable) as provided for in Annex “L” or Annex “M”, as applicable; and (ii) with the laws, regulations, orders, judgments, awards, etc. rules or requirements of any applicable Government Authority (including, in connection with licenses, certificates, permits, notices, registrations and other governmental authorizations, of any nature, necessary to maintain ownership or possession of its assets or for the performance of its activities, economic competition laws, environmental laws (including technical standards and provisions regarding the handling and discharge of hazardous materials or waste), Sanitary Laws, Tax Laws, Labor Laws, and Laws regarding Social Security Obligations and Pension Funds; except for those breaches that do not have or reasonably can be expected to have, a relevant adverse effect.

(m)       Compliance with contractual obligations. The Borrower is obliged to comply, and will make its subsidiaries comply, and the joint ventures are obliged to comply (directly or through a person in respect of whom they have a stake in the share capital of that person or, if it is a trust, for being holders of trustee rights), with all its obligations arising from any contract, agreement or instrument (other than credit documents, which are governed in accordance with the provisions of subsection (or) below of this Tenth Second Clause), concluded in the ordinary course of its business, including any contract that documents permitted indebtedness of the credited and/or debt incurred by the Joint Obligors, except for those breaches that do not have or can reasonably be expected to have, a relevant adverse effect.

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(n)         Maintaining Government Authorizations . The Borrower is obliged to maintain in full force and effect, and will make its subsidiaries and the Mortgage Guarantor (the latter with respect to the Insured Properties) maintain in full force and effect, all authorizations, permits, and registrations before, any Government Authority that is necessary under applicable law for the performance of its business or business activities (including, without limitation, economic competition laws, environmental laws or health laws, as applicable), and for the performance of your obligations under this Agreement, the notes, other credit documents, and for the validity or enforceability thereof, unless failure to obtain and maintain any such authorizations, permits or records does not result in, or can reasonably be expected to result in, a relevant adverse effect.

(o)        Compliance with credit documents. The Borrower and the Joint Obligors are obliged to comply with all their obligations under the credit documents. Likewise, the Borrower is obliged to make the Mortgage Guarantor comply with all its obligations under the Mortgage Contract.

(p)         Additional obligations to protect the validity and enforceability of credit documents. As soon as possible at the request of the Lender, the Borrower and the Joint Obligors, at their expense, are obliged to conclude, and the Borrower will make the Mortgage Guarantor conclude, any contracts, agreements, instruments or documents and execute any action, in each case, that are necessary or required by the Lender to protect and maintain the legality, validity and enforceability of the credit documents, including the preference and preference of the lien created under the Mortgage Contract.

(q)       Compensation for Expropriation. The Borrower shall immediately notify the Borrower, and shall have the Mortgage Guarantor immediately notify the Borrower, of the commencement of any proceedings in connection with an expropriation event.  The Lender may participate in this procedure as a third party harmed (at the expense of the Borrower and / or the Joint Obligors, as the case may be), for which the Borrower will deliver, and will make the Guarantor deliver, to the Creditor all information necessary or reasonably requested by the Creditor to make such participation possible; provided that the Borrower shall make the Mortgage Guarantor not agree, without the prior approval of the Creditor, any compensation or compensation arising from such expropriation event.

(r)          Trust Contract; Trust Accounts and Debt Service Reserve Fund. (i) Within a period not exceeding 15 (fifteen) calendar days following the date of the first disposition of the Credit, the Borrower agrees to perform all necessary acts to enter into the Trust Agreement and to cause the other parties to enter into such contract.

(ii)         Within a period not exceeding 5 (five) calendar days following the date of conclusion of the Trust Agreement, the Borrower agrees to have the Trust Agreement Trustee open the Trust Accounts in terms of such agreement.

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(iii)       Within a period not exceeding 2 (two) calendar days from the date on which the Trustee of the Trust Contract has opened the Trust's Accounts and notified the Borrower to the Trustee in accordance with the Trust Contract, the Borrower Party undertakes to constitute with the resources of the first provision of tranche B of the Credit and to keep deposited in the Account of the Reserve Fund of the Debt Service throughout the term of this Contract, an amount at least equivalent to the Reserve Fund’s Target Balance (the “Debt Service Reserve Fund”). The Target Balance of the Debt Service Reserve Fund may be funded in accordance with the provisions of Section B and up to the amount of that Section B. In the event that Section B has been fully settled, the Borrower Party undertakes with its own resources to fund the Debt Service Reserve Fund Account in compliance with its obligation to maintain the Debt Service Reserve Fund Account with an amount equivalent to the Target Balance of the Reserve Fund debt Service under this Agreement.

(s)         Validity of the Registration of the Mortgage Contract in the Public Registry of Property of the State of Quintana Roo. The Borrower person must submit to the Lender, on an annual basis, within 45 (forty-five) calendar days following the closing of the most recently concluded fiscal year, a certificate issued by the Public Registry of Property of the State of Quintana Roo proving that the registration of the Mortgage Contract is in force; on the understanding that, such evidence must be no older than 30 (thirty) calendar days prior to the date on which they are delivered.

(t)          Maintenance of Insurance on the Property in Guarantee. No later than within 5 (five) business days after any of the Insured Properties is insurable due to the existence of constructions, buildings and improvements on them or because in the insurance industry in Mexico can be contracted insurance on real estate (land), the Borrower is obliged to contract and maintain in force at all times, and will make the Mortgage Guarantor contract and maintain in force at all times, the Insurance Policies of the Insurances in Guarantee.  For the purposes of the above, the Borrower party undertakes to deliver to the Lender, from time to time, if applicable, a copy of the Insurance Policies of the Insurances in Guarantee that are issued by the insurance company in question by virtue of the contract, renewal or replacement of the insurance on the Insured Properties, as well as a copy of the evidence of payment of the corresponding premiums and the endorsement in which the Lender is named as preferential beneficiary and additional insured. This obligation of delivery must be satisfied within 10 (ten) working days following the date on which the Insurance Policy of the Property in Warranty in question has been contracted, renewed or replaced, as the case may be.

(u)         Resources for the Collection of Policies on Inmuebles in Guarantee. In the event that the Mortgage Guarantor or any other person other than the Mortgage Guarantor receives the payment of any compensation derived from the collection of the Insurance Policies of the Insured Property, the Borrower Party shall notify the Borrower Party within 5 (five) business days of the date on which the Mortgage Guarantor or other person other than the Mortgage Guarantor, as appropriate, received such payment. In such event, the Borrower Party undertakes to immediately deliver to the Borrower Party an amount equivalent to the amount of compensation paid by the Insurer in question in terms of the provisions of Clause Novena, subsection (b) of this Agreement.

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(v)        Certificates of freedom from encumbrances. The Borrower Party is obliged to deliver to the Lender, within 10 (ten) calendar days following the closing of each fiscal year, a certificate of freedom from encumbrances issued by the Public Registry of Property of the State of Quintana Roo in respect of each property under Guarantee, with an age not exceeding 30 (thirty) calendar days prior to the corresponding delivery date in accordance with this paragraph, in order to prove that the Properties under Guarantee are free of encumbrances, except for the encumbrances constituted under the terms of the Mortgage Contract.

(w)        Mortgage Warranty Override . Within a period not exceeding 180 (one hundred and eighty) calendar days from the Closing Date, the Borrower, directly or through the Murano Trust 4000, it is obliged to carry out all necessary acts in order for the Murano 4000 Trust to constitute in favor of the crediting party the mortgage on the Privative Unit 3 in order to guarantee the fulfillment of all the payment obligations of the Borrower person in accordance with this Agreement and the other documents of credit.  The Lender is obliged to release and cancel the mortgage first and degree of priority over the Privative Unit 4 and the Privative Unit 5 constituted in favor of the creditor according to the Mortgage Contract within a period not exceeding 2 (two) business days from the date on which the Borrower party gives the Lender an original amount of the notarial instrument containing the mortgage in the first place and degree of priority constituted in favor of the Lender on the Privative Unit 3 and the record of its registration in the Public Registry of the Property of Quintana Roo.

(x)        Private Unit Insurance Policy 3. No later than within 5 (five) business days following the 3 Privative Unit is insurable due to the existence of constructions, buildings and improvements on it, the Borrower, directly or through the Murano Trust 4000, it is obliged to contract and maintain during the term of this Contract, the Insurance Policy of the Property in Guarantee with respect to the Privative Unit 3. Within 5 (five) business days after the contracting, renewal or replacement of the Insurance Policy of the Guarantee Property with respect to the Privative Unit 3, the Borrower is obliged to deliver to the Lender a copy of said policy, and evidence of payment of the corresponding premiums.

(y)          National Content . The Borrower, during the term of this Agreement, undertakes to inform the Borrower along with the information of the Financial Statements issued, the percentage of National Content of its products and / or services substantially in terms of the document that is added to this Agreement as Annex “B”. including information regarding:

(1)	Jobs generated. The number of jobs (including indirect jobs) generated in the previous year; and

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(2)	List of national suppliers. Provide the Lender with a list of national suppliers linked to their activity.

The Borrower is obliged to privilege the acquisition of inputs and services from national suppliers, as long as they meet their quality standards and required costs.

(z)          Payment of tax obligations . The Borrower and the Joint Obligors are obliged to pay, and the Borrower will make his subsidiaries pay, before incurring any type of delinquency, all Taxes that are determined or demanded, as well as all claims that are made to him in accordance with law, the non-payment of which results in or could result in a lien on its assets, provided that the Borrower, the joint-liable and the subsidiaries of the Borrower shall not be obliged to pay or have any Taxes paid, charges or claims that are challenged in good faith and guaranteed in accordance with applicable laws, through appropriate judicial or administrative proceedings under applicable law and for which adequate reservations are maintained (if necessary) under IFRS.  Likewise, the Borrower and the Joint Obligors are obliged to file and the Borrower will cause its subsidiaries to file, in a timely manner, all tax returns of any nature that they are required to file in any jurisdiction in accordance with the applicable Law. The Lender may at any time request in writing to the Borrower and / or the joint obligors, the delivery, within a period not exceeding 3 (three) calendar days following the date of the application in question, from a point of view of compliance with tax obligations issued by the Tax Administration System (SAT) to verify compliance with the payment of tax obligations payable by the Borrower, its subsidiaries and the joint ventures.

(aa)       Patrimonial relationship of the Joint Obligors. Each Joint Obligor is obliged to deliver to the Lender, on an annual basis, within 30 (thirty) calendar days following the closing of each fiscal year, a Patrimonial Relationship, which must identify with sufficient detail, if applicable, the following: any modification with respect to the goods indicated in the last Patrimonial relationship delivered to the Lender.

(bb)      Compliance with the documents of the issuance of bonds and debt allowed. (i) The Borrower person, as a direct debtor, guarantor and/or Joint Obligor, or any other character that has, as appropriate, undertakes to comply with all its obligations assumed in accordance with the documents and instruments that show the indebtedness allowed of the Borrower person, including the documents of the issuance of bonds. (ii) The Joint Obligors, as direct debtors and / or guarantors and / or Joint Obligors, or any other character they have, are obliged to comply with all their obligations assumed in accordance with the documents and instruments that show debt incurred by the Joint Obligors.

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(cc)       Remnants and Distributions of the Borrower. The Borrower, directly or through the Murano 2000 Trust and its subsidiaries, including Inmobiliaria Insurgentes 421, S.A. de C.V., as appropriate, undertakes to perform all necessary acts in accordance with the bond issuance documents and Insurgentes project documents so that, at all times, the Insurgentes project documents will be carried out. and subject to the terms and conditions, preconditions and procedures for the allocation of resources set forth therein, receive any amount in respect of remainder or “distribution” or any similar concept or scheme that corresponds to the Borrower directly or through the Issuing Trust and/or its subsidiaries, as the case may be, such amounts received are applied as mandatory Advance Payments as provided for in Clause Novena, subsection (b) of this Agreement.

(dd)       Capacity of real estate guarantees. The Borrower Party undertakes to maintain at all times during the term of this Contract, a ratio of 1.5 to 1.0 of the value of the Insured Property with respect to the Insolute Balance of the Credit (the “Capacity”).

(ee)        OFAC. Immediately after knowledge by an authorized official of the Borrower or any of the Joint Obligors, the Borrower and / or the Joint Obligors, as the case may be, they must notify the Lender in writing if any of them or any of their successors in title has been included in the Restricted Persons Lists or on the SHCP List.  As a result of the foregoing, the Borrower and/or any of the Joint Obligors, as appropriate, must take those actions that are necessary to, (i) where appropriate, remedy the breach of the laws that are applicable to the Borrower, the Joint Obligors and their successors in title; or (ii) be excluded from such lists.  Likewise, the Borrower Party shall maintain in force policies and procedures reasonably designed for, and the Joint Obligations shall take the necessary actions to, to the extent possible and within its control, be aware of whether the Borrower Party and the Joint Obligations, as appropriate, are in place. are included in any of the Restricted Person Lists or in the SHCP list.

(ff)         Anti-Corruption Policies and Actions. The Borrower and the Solitary Obligations are obliged to maintain and adopt, and the Borrower will cause its subsidiaries to maintain and adopt the necessary measures so that their respective directors, officers and employees (as applicable to the Solitary Obligations) comply with the provisions of the Anti-Corruption Legislation that apply to them, including the Federal Law for the Prevention and Identification of Transactions with Resources of Illicit Origin, the General Law of Administrative Responsibilities, the Anti-Corruption Legislation, the Anti-Money Laundering Legislation, the Law on Prohibited Nations, and the Law on Prohibited Nations. as well as with the equivalent provisions that are applicable to the Borrower, its subsidiaries and the Joint Obligors in the federative entities in which they operate and / or carry out commercial or business activities.  In addition, the Borrower is obligated to maintain and will cause its subsidiaries to maintain in force policies and procedures reasonably designed to promote compliance with the provisions set forth in the Anti-Corruption Legislation and the legislation referred to in the preceding sentence, applicable to the Borrower and its subsidiaries, as applicable, as well as their respective directors, officers and employees.

(gg)       Compliance with Anti-Corruption Laws. The Borrower is obligated, and will require its subsidiaries and the Mortgage Guarantor with respect to Insured Properties to conduct their business in compliance with applicable Anti-Corruption Laws and to maintain policies and procedures designed to promote and achieve compliance with such laws.

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(hh)       Prevention of Operations with Resources of Illicit Origin . The Borrower and the joint venture obligors, as each one corresponds, are obliged to: (i) use the remedies granted to him by virtue of this Agreement and the provisions of the Credit for a lawful purpose; (ii) not to carry out or promote any illegal activity; (iii) acting on behalf of and on its own account, i.e., the benefits arising from this Agreement and from each transaction related thereto are not and will not be performed in the name and on behalf of a third party other than the Borrower receiving the benefits of the Credit, except as set forth in the Destination of Credit provided for in Clause Four; (iv) to perform during the term of this Agreement with your obligations arising from: (1) the provisions of applicable law; (2) the conclusion of this Agreement; or (3) of any other credit documents, including, but not limited to, those relating to the prevention of transactions with resources of illicit origin, money laundering and counter-terrorism, and (4) pay the amounts incurred by you, in accordance with this Agreement and all other credit documents, with resources of lawful origin.

THIRTEENTH. Obligations not to do.

During the term of this Agreement and as long as any amount payable pursuant to the credit documents remains insolute, and unless the Lender consents otherwise in writing, the Borrower and the joint ventures are bound, as each one corresponds to them, to the following:

(a)         Indebtedness. (i) The Borrower Party undertakes not to assume or contract, and shall cause its subsidiaries not to assume or contract, any debt, whether direct or contingent, except for the following debt or prior authorization of the Borrower Party is obtained (the “Permitted Indebtedness of the Borrower Party”):

(1)          Debt incurred under this Agreement and other credit documents;

(2)          The existing indebtedness of the Borrower and the existing debt of its subsidiaries; and

(3)          Debt incurred in the ordinary course of business or to finance the development of real estate projects of the corporate group to which the Borrower member belongs, prior authorization of the Lender.

Likewise, the Borrower Party undertakes not to modify the terms, nor to consent to the granting of better conditions or guarantees with respect to any existing indebtedness of the Borrower Party, including the documents of the issuance of bonds, except with the prior written consent of the Borrower Party.

(b)          Encumbrances. (i) the Borrower is obligated not to constitute or allow to be constituted, and will cause its subsidiaries not to constitute or allow to constitute, any lien on any of its immovable, tangible and intangible property, whether they are currently owned by you or acquired after the Closing Date; (ii) the joint venture obligors are obliged not to constitute, or allow any lien to be constituted on any of your immovable, tangible and intangible property, described in the Patrimonial Relationship that they give to the Lender from time to time, unless they are the following liens or the previous authorization of the Lender is obtained (“allowed liens”):

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
i.         Levies created by the law office and for which reserves or any other necessary provisions have been created which, if applicable, are applicable under the IFRS;

ii.           Levies created as a result of legal or voluntary easements on the immovable property of the Borrower, its subsidiaries or those Joint Obligors;

iii.       Encumbrances that exist as a result of any judgment or court order of any court, unless such judgment is not declared inadmissible or its effects have been suspended by another court order within 60 (sixty) calendar days from its date;

iv.           Encumbrances constituted in accordance with the credit documents;

v.          Encumbrances constituted in relation to any permitted indebtedness of the Borrower and/or debt incurred by the Joint Obligors; and

vi.          Encumbrances that are authorized in writing by the Lender, in its sole discretion.

(c)        Guarantee credits. The Borrower and the Joint Obligors shall abstain, and the Borrower shall cause its subsidiaries to refrain from endorsing, constituting themselves as guarantor, guarantor or Joint Obligors or in any other way guarantee or respond for debits of any person, except for the permitted indebtedness of the Borrower and/or debt incurred by the Joint Obligors.

(d)         Debt forgiveness . (i) The Borrower Party agrees not to forgive, and shall cause its subsidiaries not to discharge, any debt (including principal and interest) that they have in their favor, unless they have the prior written consent of the Borrower Party. (ii) None of the Joint Obligors may cancel any debt (including principal and interest) that they have in their favor, unless they have the prior written consent of the Lender.

(e)        Consolidations, mergers and splits. The Borrower shall not, and shall cause its subsidiaries to refrain from, in one or more related transactions, without the prior written authorization of the Borrower Party: (i) consolidate, split or merge, or carry out a similar transaction, as it is called, with any other person; (ii) Directly or indirectly, transfer, deliver, sell, lease or otherwise dispose of all or substantially all of its assets or assets in favor of any person.

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(f)          Fundamental changes in the nature of the business. Neither the Borrower nor the Joint Obligors will substantially modify the way they carry out their activities and commercial and business operations at the Closing Date, provided that, in case of any modification that is carried out in a way that does not contravene the provisions of this subparagraph (f), the Borrower and / or the Joint Obligor in question must notify the Lender in writing, within 5 (five) working days following such modification, and a detailed description of the modifications to the way in which the business of the Borrower and/or the Joint Obligors was carried out to that date, as the case may be.

(g)         Paying Distributions. The Creditor agrees not to decree, pay or make Distributions to its Shareholders from the Closing Date and until the Credit Expiration Date, unless payment of such Distributions is approved by the Creditor in its sole discretion.

(h)         Liquidation and dissolution of the Borrower. The Borrower shall not initiate, and shall cause its subsidiaries not to initiate, any action to approve its dissolution and liquidation.

(i)          Social Statutes . The Borrower person may not modify his/her bylaws, without the prior consent of the Lender (consent that will not be denied without justified cause).

(j)        Capital Investments . Neither the Borrower nor the Joint Obligors may incur expenses related to the acquisition of fixed assets (including shares and social parts representative of the Social Capital of a person), except those incurred in the ordinary course of business.

(k)         Granting of credits. Neither the Borrower nor the Joint Obligors may grant to any person, any type of loan or credit, with or without guarantee, without the prior written consent of the Lender. Likewise, the Borrower is obliged to prevent its subsidiaries from granting to any person, any kind of loan or credit, with or without guarantee, without the prior written consent of the Borrower.

(l)         Fundamental Changes in Accounting Policies and Reductions to Social Capital. The Borrower shall not modify and shall cause its subsidiaries to not substantially modify the accounting policies of the Borrower and its subsidiaries in effect as of the Closing Date¸ in the understanding, in addition, that the Share Capital of the Borrower or its subsidiaries may not be reduced during the term of this Agreement.

(m)        Selling Assets. (i) The Borrower agrees not to make, and will cause its subsidiaries not to make, Asset Sales, unless the prior written consent of the Borrower. (ii) The Joint Obligors are obliged not to carry out Sale of Assets with respect to those assets reported in the Patrimonial Relationship that from time to time is delivered to the Lender and whose value is greater than US$10,000,000.00 (ten million dollars 00/100) or its equivalent in pesos, unless you have the prior written consent of the Lender.

(n)         Disposal of Property under Guarantee. The Borrower Party undertakes to make the Mortgage Guarantor refrain from selling, alienating, transmitting or donating the Intangible Property or constituting a lien on them, including the right of usufruct, use or servitude, or perform any act that grants the possession of the Properties in Guarantee to any third party, unless you have the prior written consent of the Lender.

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(o)         Control Change . The Borrower Party is obliged to prevent a Change of Control from occurring, except with the prior written consent of the Borrower Party.

(p)         Anti-corruption, bribery and forbidden nations. The Borrower Party undertakes not to allocate and will make its subsidiaries not destine, and the Joint Obligors are obliged not to allocate, directly or indirectly, their resources for any purpose that contravenes the provisions of the Anti-Corruption Legislation, the applicable anti-money laundering legislation and the provisions of the civil and criminal codes, federal and of the different federal entities of the Mexican Republic that may be applicable or any other foreign legislation in such matters.

(q)         Disposal of Remaining Resources under the Insurgentes Trust. Unless the Borrower Party uses any remedy it receives as a remnant or payment of “distributions” under the Insurgentes Trust, the Borrower Party agrees not to dispose of such remedies it receives for any purpose other than the mandatory advance payment provided for in Clause Novena, paragraph (b) of this Agreement, unless you have the prior consent of the Lender.

(r)         Operations with Related Parties . The Borrower Party may not enter into transactions with any of its affiliates and/or with the joint ventures, except for those transactions existing at the date of this Agreement and described in Annex “N”, which, once its validity has ended, shall be subject to the following conditions: or having fulfilled the object of the same, they may not be extended or re-celebrated, without the prior written consent of the Lender.

FOURTEENTH. Suspensive conditions for the signing of this Agreement and the provisions of the credit.

(a)         Conditions for the signing of this Agreement. The signing of this Agreement, and the rights and obligations of the parties hereunder, shall be subject to the following suspensive conditions:

(i)           Corporate, identification and personal documents and KYC information. The Lender must have received the following:

(1)          Regarding the Borrower:

(A)         An original or certified copies of the public deeds containing the constitutive and the current company statutes of the Borrower, with evidence of their registration in the Public Registry of Commerce, certified as authentic and in force by an authorized official of the Borrower;

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(B)         An original or certified copies of the public deeds stating the powers for acts of ownership and administration, as well as to subscribe credit titles in terms of Article 9 of the LGTOC of the or of the representatives of the Borrower, with evidence of its registration in the Public Registry of Commerce, certified as authentic and in force by an authorized official of the Borrower;

(C)       Simple copy (physical or digital) of the corporate authorizations of the Borrower person where the holding and compliance of the credit documents is authorized or permitted, and of any authorization or consent of any third party necessary for the holding and fulfillment of the credit documents, certified as authentic and in force by an authorized official of the Borrower;

(D)         A simple copy (physical or digital) of the annual financial information of the Borrower person without consolidation as of December 31, 2023 and internal financial information without consolidation of the Borrower person as of June 30, 2024;

(E)        Simple copy (physical or digital) of the merchant folio of the Borrower that has been issued by the Trade Register within 15 (fifteen) business days prior to the Closing Date;

(F)       Documents and any other information required in accordance with their respective Customer Identification and Knowledge Policies (KYC) and in accordance with Anti-Corruption Legislation. Likewise, the Borrower person must have submitted all the information requested by the Lender so that the latter concludes, satisfactorily, the legal, financial, accounting and tax review of the Borrower person; and

(G)         Initial opinion issued by Vaproy, S.A. de C.V., which states at least the following: Executive summary of the project status, original project budget, project summary, financial progress, physical progress, licenses, permits and contracts, photographic report, monitoring of the quality plan, progress of work and annexes.

(2)          With respect to each Joint Obligor:

(A)         simple copy (physical or digital) of your official id and proof of address;

(B)         Original of the Patrimonial Relationship at the date of signature of this Contract;

(C)          if applicable, a simple copy (physical or digital) of your marriage certificate; and

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(D)         Documents and any other information required in accordance with their respective Borrower Customer Identification and Knowledge Policies (KYC) and in accordance with Anti-Corruption Legislation. Likewise, each Joint Obligor must have submitted all the information requested by the Lender so that the latter concludes, satisfactorily, the legal, financial, accounting and tax review of each Joint Obligor.

(3)          Regarding the Mortgage Guarantor:

(A)         An original or certified copy of the Murano Trust 2000 and the Murano Trust 4000 and their modifications; and

(B)         A simple copy (physical or digital) of the instructions issued to the trustee pursuant to the Trust Agreement 2000 for the conclusion and performance of the Mortgage Agreement for Units 4 and 5.

(ii)         Properties in Garantia. The Lender must have received the following:

(1)         Simple copies (physical or digital) of the public deeds containing the ownership of each of the Privative Unit 3, the Privative Unit 4 and the Privative Unit 5;

(2)        Simple copy (physical or digital) of the certificate of non-payment of property tax issued by the Government Authority of the State of Quintana Roo, or evidence of non-payment of property tax to the satisfaction of the Lender, with respect to the property under guarantee, proving that each property in Guarantee is current payment of property tax at the Closing Date;

(3)        Simple copy (physical or digital) of the Evaluation with respect to Privative Unit 3, Privative Unit 4 and Privative Unit 5, which must have been previously accepted by the Lender;

(4)          Prior to, or simultaneously on, the Closing Date, either original or certified copy of the Mortgage Contract on Units 4 and 5, formalized in a public deed before a notary public acceptable to the Lender;

(5)         Simple copies (physical or digital) of the Federal Zone concession, of the public deeds accrediting the constitution and modification of the Grand Island Condominium; and

(6)       Simple copies (physical or digital) of the BVG Grand Island, A.C., Association of Residents’ constitutive and organizational documents, including bylaws and the Grand Island Condominium’s operating and administration regulations.

(b)         Conditions for the first provision. The obligation of the Lender to disburse the first provision, and the right of the Borrower person to make the first provision, are subject to compliance with the following suspensive conditions:

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(i)           Credit documents . The Lender must have received the following:

(1)       An original part of this Contract, duly signed by the Borrower and the Joint Obligations, with evidence of the ratification of the signatures of these parties before a notary public acceptable to the Borrower;

(2)         An original or certified copy of the Mortgage Contract on Private Units 4 and 5, with evidence of the registration ticket issued by the Public Registry of Property of the State of Quintana Roo that shows that the Mortgage Contract on Units 4 and 5 has been registered before said registry;

(3)          A simple copy (physical or digital) of the Certificate of Freedom of Liens issued by the Public Registry of Property of the State of Quintana Roo with respect to Private Unit 4 and Private Unit 5, proving that these properties are free of liens, provided that, said certificate must contain a preventive notice in force regarding the constitution of the mortgage in accordance with the Mortgage Contract on Private Units 4 and 5 processed by a notary public acceptable to the Lender; and

(4)         Evidence (physical or digital document) that there are no liens registered or registered in the RUG in relation to the movable property of the Borrower issued within 15 (fifteen) working days prior to the date of disposition in question, except for permitted liens.

(ii)        Legal Opinion . The Lender must have received an original copy of a legal opinion of (1) Nader, Hayaux & Goebel, S.C., external advisers of the Borrower and the Joint Obligors, and (2) Ritch, Mueller and Nicolau, S.C., external advisers of the Lender, in each case, addressed to the Lender, regarding the validity and enforceability of the credit documents, issued on the date that is the First Disposition Date.

(iii)      Insurance Policies of Private Units 4 and 5.  The Lender must have received a simple copy (physical or digital) of the Insurances of the Insurances of the Insurances of the Insurances that in his case are applicable with respect to the Privative Unit 4 and the Privative Unit 5, which must have been previously approved by the Lender, and evidence of the payment of the corresponding premiums. In case of not being applicable, the Borrower must deliver to the Lender the Letter of Justification of Non-Contracting of Insurance.

The parties agree that, in the event of any such breach, cause of early expiration or adverse relevant effect occurring and subsisting, the creditor may cancel or suspend, without liability, the performance of the first provision of the credit at any time.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(c)         Conditions applicable for all provisions. The obligation of the Lender to disburse any provision (including the first provision), and the right of the Borrower person to make any provision (including the first provision), shall be subject to compliance with the following suspensive conditions:

(i)          Disposition Request . The Lender shall have received the corresponding request for disposition, together with all its annexes, files, documents and appendices in accordance with Clause Three, subsection (b) of this Agreement;

(ii)          Credit documents . The Lender must have received evidence that there are no levies on his movable property registered in the RUG, except for permitted levies, and a copy of the commercial folio of the Borrower issued by the Public Registry of Commerce within 10 (ten) calendar days prior to the date of the provision in question;

(iii)         Certificate of Authorized Official . The Lender shall have received an original certification signed by an authorized official of the Borrower substantially in the terms of the format attached hereto as Annex “H”, stating that on the Disposition Date in question, (1) Declarations made by the Borrower pursuant to the credit documents, or contained in any certificate, financial statement or other documents delivered to the Borrower pursuant to the credit documents, are true and correct in the understanding that, to the extent that statements (A) are limited or qualified with respect to their materiality or the existence of a relevant adverse effect on the credit document itself or another document, it shall be understood that they are true and correct in the terms of the declaration itself; and (B) refer to a prior date on the credit document itself or other document, shall be deemed true and correct as of the date of signature of the credit document or other document, as applicable, as specified by such statements; (2) No Default or Cause of Early Expiration exists or continues; (3) Borrower is in compliance with all of its obligations under this Agreement and other credit documents; and (4) No adverse material effect has occurred.

(iv)       Certificate issued by the Technical Advisor. The Lender must have received a digital certificate issued by the Technical Advisor substantially in terms of Annex “K”, which states the following: (1) that the amount of the resources requested by the Borrower person in the application for disposition concerned is equivalent to the required project work costs, including and disaggregated VAT, pursuant to the Construction Program and which are solely applicable to cover the destination of the credit set forth in clause 4 of this Agreement; (ii) where appropriate, that the remedies in the immediate provision above were used solely for the destination of the credit set forth in Clause Four of this Agreement; and (iii) that the latest Progress Report and Work Program did not present a difference greater than 10% (ten percent) of the required flow.

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(v)       Demonstration of the Joint Obligors.  The Lender must have received a written statement signed by each Joint Obligor substantially in the terms of the format attached hereto as Annex “N”, which states that on the Disposition Date in question, (1) Declarations made by the Joint Obligor in accordance with the credit documents to which it is a party, or contained in any other document delivered to the Lender in accordance with the credit documents, are true and correct in the understanding that, to the extent that statements (A) are limited or qualified with respect to their materiality or the existence of a relevant adverse effect on the credit document itself or another document, it shall be understood that they are true and correct in the terms of the declaration itself; and (B) refer to a prior date on the credit document itself or other document, shall be deemed true and correct as of the date of signature of the credit document or other document, as applicable, as specified by such statements; (2) The Joint Obligors is in compliance with all its obligations arising from this Agreement and the other documents of the credit to which it is a party; and (4) there has been no significant adverse effect.

(vi)        Confirmation of the Patrimonial Relationship . The Lender must have received a written statement from each Joint Obligor in which he confirms that at the date of the provision in question, you have not changed the list of assets and rights of your property that appear in the last Estate relationship given to the Borrower for purposes of this Agreement.

(vii)        I will pay. The Lender must have received in its offices, at the latest by the Date of Disposition proposed in the corresponding Request for Disposition, the Promissory Note subscribed by the Borrower and the Joint Obligors as endorsers, in favor of the Lender, dated to the Date of Disposition, by the principal quantity of the corresponding disposition.

(viii)      Payment of expenses and commissions. The Lender must have received to his satisfaction, evidence (including via email) of payment or reimbursement by the Borrower of all Commissions, Costs and Expenses (including reasonable and documented fees and expenses from the Borrower, Borrower and Joint Obligors attorneys). notarial and registration expenses incurred in connection with the preparation, execution and fulfillment of the Credit Documents and Trustee Fees) incurred as a result of the negotiation, conclusion and improvement of the Credit Documents. In the event that any of the Expenses and Commissions are paid with the resources coming from Section B, they must be clearly defined in the request for disposition in question and have made the payment on the same day on which the disposition is made.

(ix)         Adverse Relevant Effect . The Lender must have confirmed that there has been no fact, event, circumstance or condition that has had, or can reasonably be expected to have, a relevant adverse effect on the Borrower and/or each of the Joint Obligor or both Joint Obligors.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(x)          Change of Law. The Borrower Member must have confirmed that it has not been approved or maintained in force, or that any applicable law is not in contravention of any adverse conditions relevant to the credit, including making it illegal to comply with this Agreement or the other documents of the credit, or adversely affect the situation of the Borrower person and/or each of the Joint Obligor or both of the Joint Obligors, their right to disburse the credit or that the signature or fulfillment of the documents of the credit does not result in conflict or contravention, or it results in an early or equivalent cause of maturity in accordance with the documents and instruments that show the existing indebtedness of the Borrower person or the existing indebtedness of the joint-stock obligors or any other contract or instrument of which the Borrower person and/or the joint-stock obligors are a party and constitute permitted indebtedness of the Borrower.

The parties agree that, in the event of any such breach, cause of early expiration or adverse relevant effect occurring and subsisting, the creditor may, without liability, cancel or suspend the performance of any provision of the credit at any time.

TENTH FIFTH. Early Maturity Causes .

In the event that any of the following assumptions occur and continue (each of these assumptions, a “Cause of Early Expiration”) and after the expiry of the cure period that, if applicable, applies for each case, the Lender will have the right to give up in advance the term for the payment of the unsolved balance of the credit and its accessories, of any nature, by notification delivered to the Borrower, being the Borrower, in such case, obliged to pay the full amount of the credit, together with all accrued and unpaid interest and other accessories generated as of that date, without the need for any demand, resolution or judicial proceeding or any other notice of any nature, to which the Borrower and those Joint Obligors in this act expressly and unconditionally renounce.

(a)         Non-payment. If the Borrower fails to meet its maturity (whether due to scheduled maturity, acceleration, early maturity, mandatory advance payment or otherwise), any principal, interest, funding breach costs, Fees or any other amount payable under the credit documents.

(b)        Statements and Information. If any statement or certification made by the Borrower, the Compulsory Secretaries or the Mortgage Guarantor in any credit document, as the case may be, or is contained in any certificate, financial statement or other document delivered to the Borrower pursuant to any credit document, proves to be false, incorrect or incomplete on the date on which it was made and in the case of incomplete or incorrect declarations or certifications, such error is not remedied within a period of 30 (thirty) calendar days from (i) the date on which any authorized official of the Borrower and/or the Joint Obligor concerned, becomes aware of such error; or (ii) that the Lender has notified in writing to the Borrower and/or the joint liable parties, as appropriate, such error, whichever occurs first.

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(c)         Specific Violations . If the Borrower person or the joint obligors, as the case may be, fail to comply with any of their obligations set out in subparagraphs (a), (b), (g), (m), (n), (o), (q), (r), (t), (u), (w), (y), (z), (aa), (bb), (cc), (dd), (ee) (ff), (gg), and (hh) of Clause Tenth and Clause Thirteenth of this Agreement.

(d)         Other breaches under credit documents. If the Borrower, the Joint Obligations or the Mortgage Guarantor, as the case may be, fail to comply with any obligation established in any of the credit documents (other than those mentioned in subparagraphs (a) and (c) above) to which it is a party, and such non-compliance shall remain unremedied for a period of 15 (fifteen) calendar days from, (i) the date on which an authorized official of the Borrower or the Mortgage Guarantor or the joint liable parties, as the case may be, become aware of such non-compliance; or (ii) that the Lender has notified in writing to the Borrower and to the Joint Obligors such non-compliance, whichever occurs first.

(e)         Breach of Other Contracts. (i) if (1) the Borrower or any of the joint ventures fails to comply with an obligation to pay principal or interest in accordance with the documents of the issuance of bonds and/or any other document or instrument that evidences the Borrower party’s permitted indebtedness (other than debt under the credit documents), or debt incurred by the Joint Obligors, or (2) as a result of any default, after the expiry of the applicable cure period, the advance maturity of the payment obligations of the Borrower will result in the debt allowed of the Borrower or any Joint Obligors according to the documents that show debt incurred by said Joint Obligors, when the amount unsolute exceeds, individually or jointly, the amount of US $ 10,000,000.00 (ten million dollars 00/100) or its equivalent in pesos; or (ii) if the Borrower person or any of the Joint Obligors does not meet its expiration and once the applicable cure period has elapsed, any obligation to pay the Borrower under the Permitted Indebtedness of the Borrower or of any Joint Obligor under any instrument documenting the debt incurred by said Joint Obligors, the amount of which exceeds, individually or jointly, the amount of US$10,000,000.00 (ten million dollars 00/100) or its equivalent in pesos.

(f)          Insolvency of the Borrower and of the Joint Obligors . If (i) the Borrower and/or any of the joint ventures in the event that the latter are considered traders in terms of the Commercial Code, as applicable, submits an application for, (1) to be declared in commercial tender, in the stage of conciliation or bankruptcy, insolvency, reorganization, restructuring, dissolution, etc. liquidation or any other judicial statement with respect to any of them or their debt, or (2) the appointment of a trustee, conciliator, auditor, visitor, depositary, administrator or any similar official with respect to all or a substantial part of his assets or if the Borrower and/or any of the joint obligors makes a general assignment of his assets for the benefit of his creditors;

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(ii)       A third party (other than the Borrower and/or any of the Joint Obligors or any person exercising Control over them) against the Borrower and/or any of the Joint Obligors (if the Joint Obligors in question is considered a trader in terms of the Commercial Code), as applicable, any procedure, demand or any action of the type mentioned in subsection (i) above that (1) results in the issuance of a resolution admitting to process a claim for declaration of commercial competition of the Borrower and / or of any of the joint-stock obligors or for declaration of insolvency or appointment of officials O specialists by a judicial authority or the Federal Institute of Commercial Competition Specialists (or the governing body that replaces that institute from time to time) to carry out functions related to the insolvency of the Borrower and/or any of the Joint Obligors; and (2) that such claim or proceeding continues without being legally and definitively dismissed for a period of 90 (ninety) calendar days;

(iii)        The Borrower and/or any of the Joint Obligors do not pay or are unable to pay in a general way their respective debts when due or if they admit in writing their inability to pay their debts when due; or

(iv)         Either of the Joint Obligors or both, as individuals, initiate a civil trial to be declared insolvent of their debts.

(g)         Judgments and garnishments. If a court order or judgment is issued against the Borrower, any of the Joint Obligors and/or the Mortgage Guarantor that implies a conviction to the payment, or the seizure of assets, for a total amount greater than the amount of US$10,000,000.00 (ten million dollars 00/100) or its equivalent in pesos, except when, (i) such order or resolution has not caused a state and is pending to resolve an ordinary remedy or means of defense against him filed in good faith by the Borrower, the Joint Obligors (or any of them) or the Mortgage Guarantor, as the case may be, or (ii) an order for the suspension of the execution of such judicial decision has been decreed and continued, and such suspension has been duly guaranteed.

(h)       Challenge of the validity of the Contract. (i) If the Borrower, its affiliates, subsidiaries, any of the joint ventures, or any person exercising control over them, or any Mortgage Guarantor, disputes the legality, validity or enforceability of any provision of any of the credit documents; or (ii) if any relevant obligation of the Borrower, the Joint Obligations or the Mortgage Guarantor in accordance with any of the documents of the Credit ceases to be valid or enforceable or is declared illegal or null, in each case, by a resolution of competent authority; or (iii) if any other person other than the Crediant, the Joint Obligations, the Mortgage Guarantor, its affiliates, subsidiaries or any person exercising Control over them, initiates any judicial, arbitral or administrative proceeding to challenge the validity or enforceability of any of the credit documents.

(i)          Expropriation. If any event of expropriation occurs with respect to all or a substantial part of the assets of the Borrower and/or the Joint Obligors or with respect to the Insured Properties.

(j)           Control Change . If a Control Change occurs.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(k)         Extinction of domain. If a procedure of extinction of ownership is initiated with respect to the Insured Properties in accordance with the National Law of Extinction of Domain.

(l)         Federal Zone Grant . If the Federal Zone concession is revoked by the Ministry of Environment and Natural Resources or any other competent Government Authority.

(m)        Adverse Relevant Effect . If any event, fact or circumstance occurs that could reasonably (i) have a relevant adverse effect, or (ii) affect the financial situation or ability to pay of any of the joint ventures.

(n)         Proceedings against Nafin. If the Borrower or any of the Joint Obligors initiates any procedure, of any nature, before any Government Authority, against the accrediting.

(or)        Substitute Rate . If the Borrower and/or the Joint Obligors breach their obligations under Clause Seven, subsection (b) of this Contract.

However, any other provision to the contrary in this Agreement, in the event of any of the causes of Early Expiration set out in subparagraphs (a) and (f), the unsolute principal balance of the provisions of the Credit, together with its interests and other accessories, they shall be deemed immediately due and payable, without the need for any declaration or other act on the part of the Lender.

SIXTEENTH. Illegality; increase in costs.

(a)        Illegality.  If, after the Closing Date, (i) any applicable law, regulation, circular, decree or any other legal provision is amended or promulgated that is mandatory for the Lender or for any of its administrative offices and relating to the funding of the credit arising from this Agreement, O (ii) change the interpretation of the legal provisions by any court or governmental authority competent to comply with the laws, regulations and other provisions applicable in Mexico, and as a result of the above it will be considered illegal for the creditholder to grant any provision of the credit or keep it in force, the creditholder will make its best effort consistent with its internal policy and legal and regulatory restrictions to designate a different office, branch or agency (if any and applicable), where making such designation would allow the Lender to maintain or grant the credit and/or provisions, provided that such designation, (1) does not involve additional costs or any prejudice to the Lender, and (2) does not result in disadvantage to the Lender; otherwise, it will not be obliged to make such efforts. In the event that the above efforts, in the manner set forth in this Agreement, do not permit the Borrower to make or maintain the credit, the Parties, in good faith, shall, negotiate so that within a period not exceeding 60 (sixty) calendar days after the date on which the Lender informs the Borrower person that any of the cases indicated in points (i) and (ii) above or the period determined by law has occurred, regulation, circular, decree or the legal provision in question (the “Negotiation Term”), the terms and conditions of the Credit or this Agreement that are necessary to eliminate such illegality, for which purpose the parties from this moment contemplate the controversy the non-retroactivity of said law, regulation, circular or decree.  In the event that an agreement is not reached between the parties in accordance with the above, the Borrower person agrees, at the request and satisfaction of the Lender, to pay in advance all the amounts derived as principal, interest and accessories due at that date as a result of this Agreement, as well as any cost for breach of funding that may be generated, within 30 (thirty) calendar days following the date on which said Negotiation Term ends. Similarly, if the period of disposal has not been concluded, the obligation of the Lender to grant the credit shall expire without the need for any notification, and without the responsibility of the Lender.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(b)         Increase in costs.  If due to any law, regulation or circular generally applicable to credit institutions in Mexico or its interpretation by any Government Authority responsible for its administration issued after the date of signature of this Agreement, (i) it is imposed, modifies or considers applicable any tax, reservation, special deposit or any other similar requirement that generally affects the Creditor, to make or maintain in force the credit or obligations that must be made or has been made by the Creditor under this Agreement, or (ii) the creditor is imposed in its capacity as a credit institution in Mexico, any other condition with respect to the credit or obligations that must be made or that causes the creditor to result in increasing the cost of making or maintaining such credit or obligations in force, or decrease the amounts received or to be received by the Lender, the parties by common agreement will determine the form and terms in which they will assume such additional costs.

When the Lender is affected by any of the events described in the preceding paragraph, it shall notify the Borrower person, as soon as they become aware of them, specifying the causes and the procedure for calculating such amounts and, unless miscalculation, the written certification made by the Lender regarding any cost increase or decrease in revenue as a result of any of the events mentioned in the preceding paragraph shall be conclusive in this regard.

SEVENTEENTH. Assignments.

(a)         The Creditor may assign in accordance with applicable law, at any time, including before the expiration of this Agreement or any Bill of Exchange, part or all of the Credit granted under this Agreement and any Bill of Exchange, by entering into an agreement to transfer rights, (i) prior to the occurrence of a Default or Early Expiration Cause solely in favor of an Eligible Institution, and (ii) once and for as long as a Default or Early Expiration Cause persists, to any person for whom, in any event, it will be sufficient that a written notification of notice to the Borrower and the Joint Obligors, with at least 5 (five) calendar days in advance, without it being necessary to have the prior consent of the Borrower or the Joint Obligors.

(b)        Such assignments shall not constitute novation of the credit granted under this Agreement. On the basis of any such assignment, the authorized assignee will be considered as a “Lender” for the purposes of this Agreement and related documentation.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
(c)        If the Lender makes, or intends to make, a transfer of the credit, under the terms of this Clause, the Lender may apply, and the Borrower and the joint obligors shall be obliged to replace, the notes or notes previously subscribed and delivered under the provisions made under this Agreement for one or more new notes for lesser principal amounts but which, together, are for a principal amount equal to the unsolvable principal amount of the Exchange Note; provided that, the legal costs and expenses of any assignee in connection with such assignment, shall be the responsibility of such assignee. However, the foregoing, the Borrower must make such substitution against delivery to the Borrower of the Promissory Note that is to be exchanged.

(d)         The shares made by the creditholder, provided that the creditholder maintains the ownership of the credit and other rights in accordance with the credit documents and only incurs the obligation to inform certain principal and interest payments (or other applicable payments) on them to a third party, will not be considered assignments. In no case will the participant have any direct action against the Borrower, the Joint Obligors or the Lender.

(e)        Neither the Borrower person nor the Joint Obligors may assign their rights or delegate their obligations under the credit documents, except with the prior written consent of the Lender.

(f)          The Creditor may not transfer, or otherwise negotiate the Credit or Promissory Note, in any manner other than as expressly set forth in this Agreement.

EIGHTH TENTH. Compensation.

In the event that there is a breach or a cause of Early Expiration, the Borrower and the Joint Obligors, to the extent permitted by law, irrevocably authorize and empower the Borrower to (1) charge any account that the Borrower or the Joint Obligors maintain with the Borrower, including, but not limited to, demand, savings, forward, provisional or final deposits and accounts, investment accounts whatever they may be, including in particular the amounts held by the fiduciary division of the Lender in favor of the Borrower or the joint liable under any investment contract, and (2) without duplicating, compensate any debt that the Lender may have in his favor and in charge of the Borrower or of the Joint Obligors for any reason, precisely up to an amount of equal amount of any amount overdue and not paid to the Lender, without need of requirement, any notice or demand.

The Lender shall notify the Borrower and the joint-liable parties, as the case may be, as soon as possible, of any charges or compensation it has made as permitted in this Clause; provided that, the failure to provide such notification shall in no way affect the validity of such charge or compensation. The Lender’s right under this Clause is in addition to any other rights (including other rights of compensation) that the Lender may have.

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NINTH TENTH. Credit Information; Confidential Information .

(a)         Credit Information . (i) in order to comply with the provisions of the Law to regulate the Credit Information Companies, the Borrower and the Joint Obligations, by means of this Contract, they authorize the creditholder to make regular consultations with the credit information companies regarding the credit history of the creditholder and the joint obligors, as well as to provide these credit information companies with information about the creditholder and the joint obligors.

In addition, the Borrower and the joint venture obligors, by means of this Agreement, authorize the Borrower Party to process the information relating to this Agreement through its central data processing systems generally used by its affiliates and subsidiaries, whether national or international, or other persons who provide data processing services to you, and authorize Borrower to grant such affiliates, subsidiaries or persons access to the information processed in connection with this Agreement. The Borrower also authorizes the Borrower to provide, in addition to the persons referred to in Articles 93 and 142 of the Credit Institutions Act, to such affiliates, subsidiaries or persons, information about the operation provided for in this Agreement. The parties agree that all information will be confidential, and therefore neither party may disclose it in whole or in part, except as provided in subsection (i) above and in the last paragraph of this subsection (b) below.

The Borrower and the Joint Obligations acknowledge that neither the Borrower nor its regulatory or supervisory bodies shall be liable to the Borrower or Joint Obligations or to any third party for the effects arising from the disclosure, transmission or use of the information arising from the transactions referred to in this Agreement, except where there is a breach of the provisions of this Agreement or gross negligence or bad faith of the entity that disclosed the information.

(b)         Confidential Information . The Lender is obliged to keep confidential the information that has been and is provided by the Borrower and the Joint Obligors. For the purposes of this Agreement, “Confidential Information” means oral, written, graphic and/or electromagnetic information provided by any party in any way, including but not limited to, data, information, technical documents, procedures, data, data, information, technical documents, etc. strategies, creation of systems, financial and business information, lists of current or potential customers or partners, business proposals, investment projects, plans, reports, marketing projects or any other proprietary information.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
Notwithstanding the foregoing or any provision to the contrary contained in this Agreement, Confidential Information shall not be deemed to be one that: (i) is available between the parties on a non-confidential basis; (ii) is developed independently or acquired by the parties without contravening the provisions of this Agreement or prior to the conclusion of it; (iii) becomes available on a non-confidential basis from a third party, provided that such third party is not bound by a confidentiality agreement with either party; (iv) is explicitly approved for disclosure to the other party by written authorization; (v) is generally available to the public unless it is the result of a disclosure between the parties in contravention of the provisions of this Agreement; and (vi) in the case of the Borrower, information that must be disclosed to any government authorities, stock exchanges, or any other third party, whether in their ordinary supervisory or audit functions. It shall not constitute a breach by the Lender, the Borrower or the joint obligors of the obligation referred to in this subparagraph (b), and therefore the Lender shall not be obliged to notify the Borrower in this regard, any disclosure of confidential information required by law or by mandate or requirement of regulatory authorities with jurisdiction over the Lender, including, without limitation, the National Banking and Securities Commission, the Ministry of Finance and Public Credit and the Bank of Mexico.

The obligations set forth in this subsection (b) shall remain in force for the duration of this Agreement and for a period of 2 (two) years from its termination.

TWENTIETH. Executive Title .

In terms of Article 68 of the Credit Institutions Act, this Agreement and the statements certified by the credit accountant in respect of the credit constitute an executive title and shall be full proof for the establishment of the balances held by the credit.

TWENTY-FIRST. Notifications and Notices.

Except as expressly provided otherwise, all notices, communications and notices between the Parties must be given in writing in Spanish and must be submitted (i) personally, with acknowledgment of receipt; (ii) by specialized courier, with acknowledgment of receipt; or (iii) by electronic data message (e-mail), followed by specialized courier or personal delivery with acknowledgment of receipt. All notices, communications and notifications will be presented at the following addresses and emails:

To Nafin:

Address: AV. Insurgentes Sur 1971, Tower IV, Floor 11,
Col Guadalupe Inn Mayor Alvaro Obregon.
01020, Mexico City.
Attention: Management of Sustainable Projects and Corporate Financing.
E-mail: dpsyfc@nafin.gob.mx; agochicoa@nafin.gob.mx;
ygalicia@nafin.gob.mx; msanchezb@nafin.gob.mx
Telephone numbers: 5553256000, extensions 8690, 6268, 6203 and 8767

To the Borrower:
Address: Torre Esmeralda III.
AV. FFCC de Cuernavaca 20, piso 12
Lomas - Virreyes, Lomas de Chapultepec III SECC, Miguel Hidalgo
C.P. 11000, Mexico City
Attention: Marcos Sacal Cohen; Oscar Leonel Martinez Basulto
Telephone: + (52) 55 9267 8360
Email: marcos@murano.com.mx; leonelmartinez@murano.com.mx

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
To Mr. Elias Sacal Cababie:
Address: Torre Esmeralda III.
AV. FFCC de Cuernavaca 20, piso 12
Lomas - Virreyes, Lomas de Chapultepec III SECC, Miguel Hidalgo
C.P. 11000, Mexico City
Attention: Elias Sacal Cababie; Marcos Sacal Cohen; Oscar Leonel Martinez Basulto
Telephone: + (52) 55 9267 8360
Email: elias@murano.com.mx; marcos@murano.com.mx;
leonelmartinez@murano.com.mx

To Mr. Marcos Sacal Cohen:
Address: Torre Esmeralda III.
AV. FFCC de Cuernavaca 20, piso 12
Lomas - Virreyes, Lomas de Chapultepec III SECC, Miguel Hidalgo
C.P. 11000, Mexico City
Attention: Marcos Sacal Cohen; Oscar Leonel Martinez Basulto
Telephone: + (52) 55 9267 8360
Email: marcos@murano.com.mx; leonelmartinez@murano.com.mx

All notifications and notices that are delivered to the address of the corresponding party will take effect on the date of delivery of the same and, those that are sent by email, when the recipient of the same issues a receipt recognizing the delivery of the corresponding notification or notice.

Until a change of address is notified in writing, the notices, notifications and other judicial and extrajudicial proceedings that are made at the indicated addresses, will have full effect.

TWENTY-SECOND. Applicable Laws .

This Agreement shall be governed by and construed in accordance with the applicable federal laws of the United States of Mexico and applicable decrees.

TWENTY-THIRD. Jurisdiction.

The parties expressly submit to the jurisdiction and venue of the federal courts located in Mexico City, waiving any other jurisdiction that may correspond to them by reason of their present or future domicile or for any other reason.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
TWENTY-FOURTH. Costs and expenses.

The Borrower are obliged to pay, (i) all costs and expenses approved by the Borrower in connection with the preparation, subscription, delivery, celebration, registration, improvement, modification, reform and administration of this Agreement and of the other credit documents (and/or any of them), as well as any act or document that under this Agreement is to be carried out, prepared, signed or notified, including, without limitation, the fees and expenses of legal counsel, the fees of the public federates before whom any document of the credit is due to be signed, the rights to carry out any registration or registration before any public registry; and (ii) all costs and expenses of the creditor (and its legal advisors) in connection with the execution (whether through negotiations, recovery, legal process or otherwise) of any of the credit documents; the above, regardless of whether, where appropriate, the credit documents are not concluded.

In the event that the Borrower does not timely pay any costs, expenses or other amounts payable by the Borrower pursuant to any document of the Credit, including, without limitation, legal fees and expenses and indemnities, such amounts may be paid by the Borrower Provider on behalf of and against the Borrower Provider, in its sole discretion, and such obligation shall be deemed as of such date as a guaranteed obligation under the terms of this Agreement.

TWENTY-FIFTH. Indemnification.

The Borrower Party undertakes to indemnify, defend and take the Borrower Party in peace and safe from its subsidiaries and affiliates, and their respective directors, shareholders, officers, commissioners, advisers and employees (each, a “Indemnified Person”), against any claim, action, obligation, damage, loss or damage. tax, loss, liability, cost and expense (including attorneys’ fees) arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or defense proceedings or preparation in connection therewith), credit, credit documents (or any of them) and/or any other transactions contemplated by them, or the actual or proposed use of the funds of the credits, unless there has been inexcusable negligence, bad faith or willful intent on the part of the indemnified person concerned, as determined by a court of competent jurisdiction by a final judgment that has caused state, in which case, such obligation shall terminate with respect to such indemnified person. In the event of an investigation, litigation or other proceeding to which the indemnification referred to in this Clause applies, such indemnification shall be effective regardless of whether such investigation, litigation or proceeding is initiated by the Borrower or by any shareholder, its directors, shareholders or creditors or an indemnified person, regardless of whether the operations contemplated by the credit documents are consummated.  The Borrower is obliged to reimburse the creditator the amounts derived from such claims, damages, taxes, damages, claims, liabilities, losses, liabilities, costs and expenses (including documented attorney fees and expenses) within 30 (thirty) calendar days of the written request you receive from the appropriate indemnified person. The obligations of the Borrower under this Clause shall remain in effect even after the termination of this Agreement, for a period of 5 (five) years following such termination.

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
TWENTY-SIXTH. Modifications and Waivers.

(a)        No modification of this Agreement shall be valid or binding unless in writing and signed by the Borrower, the Compulsory and the Borrower. No waiver or waiver of any obligation under this Agreement shall be valid unless in writing and signed by the Lender. Any waiver or waiver shall be applicable solely to the specific matter in question and shall not in any way limit the rights of the Lender in any other respect or at any other time.

(b)          If the Lender does not exercise or delay in exercising any right under this Agreement or any other document of the credit, it shall not be considered, for that fact, that the Lender has waived the exercise of its rights.

TWENTY-SEVENTH. Restriction and denunciation.

In accordance with Article 294 of the LGTOC, the parties agree that the crediting reserves the right to restrict or reduce (i) the amount of the credit, and (ii) the period of disposal of the credit, may thus denounce the Contract at any time by simple written communication by the Lender addressed to the Borrower, being limited or extinguished, as the case may be, the right of the Borrower to make use or maintain available the part of the credit that corresponds, precisely from the date of such notification by the Lender.

TWENTY-EIGHTH. Financial Crime Risk Management.

(a)         The Borrower and the Joint Obligors acknowledge and agree that the Borrower Member is obliged to, and may take any action it deems appropriate (in its reasonable discretion) to, comply with its compliance obligations in relation to the detection, investigation and prevention of financial crimes (the “Actions for Financial Crime Risk Management”).  Such Financial Crime Risk Management Actions, including but not limited to, may include (i) monitoring, intercepting and investigating any instruction, communication or request, including any disposition request or any payment or transfer made by or in favor of the Borrower and/or the Joint Obligors; (ii) investigate the origin or recipient of any funds; (iii) combine the information of the Borrower and/or the Joint Obligations with other related information that is in the possession of the Borrower regulatory or supervisory bodies and subject to applicable legal limitations; and (iv) carry out additional investigations on the status, characteristics or quality of the Borrower and the Joint Obligors in relation to any international sanctions regime. Likewise, the Lender may, subject to the limitations established in the applicable international laws and treaties, cooperate with local or foreign government authorities through the mechanisms permitted under applicable laws and regulations to conduct Financial Crime Risk Management Actions or for any other purpose.

(b)         The Borrower and the Solitary Obligations acknowledge and agree that, to the extent permitted by applicable law, neither the Borrower nor any of its regulatory or supervisory entities shall be liable to the Borrower or the Solitary Obligations or to any third party, for any damage or loss incurred by you as a result of delay, or as required under applicable law, the blocking, suspension or cancellation of any act to be performed under this Agreement as a result of the Financial Crime Risk Management Actions.

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TWENTY-NINTH. Copies.

This Agreement is concluded in 3 (three) copies by the parties, and each such copy shall be considered an original document and all such copies shall constitute a single and same instrument.

THIRTIETH. Headings.

The parties agree that the headings of each Clause of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

THIRTY-FIRST. Attachments.

The parties agree that the Annexes form an integral part of this Agreement as if they were included in it, and that this Agreement shall be interpreted in the light of the contents of such Annexes.

THIRTY-SECOND. Fortuitous Event and Force Majeure.

In the terms of Article 2111 of the Federal Civil Code and its correlates of the Civil Codes for the Entities of the Mexican Republic, the Borrower and the joint venture obligors will be obliged to comply with each and every one of their obligations arising from this Contract and the other credit documents to which they are a party, even in fortuitous event and / or force majeure.

[THE REST OF THE SHEET IS INTENTIONALLY LEFT BLANK]

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
Once the parties have been aware of the scope, content and legal force of this Agreement, they sign and ratify it in accordance, in 3 (three) original copies, in the City of Playa del Carmen, State of Quintana Roo, Mexico, on October 17, 2024.

THE BORROWER

MURANO PV, S.A. DE C.V.

By: Marcos Sacal Cohen
Position: Proxy

JOINT OBLIGORS

ELIAS SACAL CABABIE,
 in their own right

MARCOS SACAL COHEN,
 in their own right

TRANSLATION FOR INFORMATIONAL PURPOSES ONLY
Once the parties have been aware of the scope, content and legal force of this Agreement, they sign and ratify it in accordance, in 3 (three) original copies, in the City of Playa del Carmen, State of Quintana Roo, Mexico, on October 17, 2024.

THE LENDER

NATIONAL FINANCIAL COMPANY, NATIONAL CREDIT SOCIETY, DEVELOPMENT BANKING INSTITUTION

By: Arturo Gochicoa Acosta
Position: Proxy